                                                                    EXHIBIT 10.1



                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into as of September 1, 2000, by and between ATCDG Acquisition Corp., Inc., a Delaware corporation ("Buyer") and Aftermarket Technology Corp., a Delaware corporation ("Seller").

                                 R E C I T A L S

          A. ATC Distribution Group, Inc., a Delaware corporation (the "Company") is engaged in the business of sourcing and remanufacturing transmission and related drive train components and products for distribution to independent aftermarket customers for use in the repair of automobiles and light trucks principally following expiration of the new vehicle warranty (the "Business"); and

          B. Seller owns all of the issued and outstanding shares (collectively the "Shares") of the capital stock of the Company and Buyer desires to purchase and Seller desires to sell the Shares on the terms and conditions set forth herein.

                                A G R E E M E N T

          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

          1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended. Without limiting the generality of the foregoing, from and after the Closing, the Affiliates of Buyer shall include the Company and the Company Subsidiaries and the Affiliates of Seller shall exclude the Company and the Company Subsidiaries.

          "APPLICABLE LAW" means, with respect to any Person, any statute, law, ordinance or regulation (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

          "APPLICABLE RATE" means, with respect to any day, the 90-day LIBOR per annum rate of interest published in the daily edition of the Wall Street Journal on the most recently preceding first Business Day of a month (the "First Business Day"). If the LIBOR rate so published on the First Business Day is different from the LIBOR rate so published on the prior month's first Business Day, the new then applicable First Business Day's rate shall apply on the First Business Day.

          "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a beneficial interest of more than 10% or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) the spouse of such Person and, to the extent the Seller has Knowledge of such relationship, (i) any parent, grandparent, aunt, uncle, sibling or child of such Person, or (ii) any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, including, without limitation, (i) each material employment or consulting agreement, (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits, (iii) each material incentive bonus or deferred bonus arrangement, (iv) each arrangement providing material termination allowance, severance or similar benefits, (v) each material equity compensation plan, (vi) each material deferred compensation plan and (vii) each material compensation policy and practice.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

          "CLOSING DATE CUTOFF TIME" means 11:59 p.m., Chicago time, on the Closing Date.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY SUBSIDIARY" means any direct or indirect Subsidiary of the Company.

          "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which the Company or any Company Subsidiary is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

          "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing, at the Applicable Rate, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person. The amount of any Damages shall be net of any Tax benefit if and when actually realized (as offset by any Tax burden resulting from the matter for which a claim is asserted or from the indemnification) that accrues to an Indemnitee in respect of the matter for which a claim is asserted; provided, that no Indemnitee shall be required solely for the purpose of realizing a benefit to take any Tax position that could have an adverse effect on such Indemnitee if taken; provided, further, that the Indemnitee shall not be required to disclose its (or its affiliates) Tax returns, work papers or other information with respect to the preparation of such returns, but shall be required to disclose the foregoing only to the Tax Arbitrator and provided further, that in the event that such Tax benefit is reduced or eliminated as a result of an examination, audit or similar proceeding, the Indemnifying Party shall pay to the Indemnitee the amount of any attendant increase in Damages.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that the Company or any ERISA Affiliate currently sponsors or contributes and that covers employees or former employees of the Company or any Company Subsidiary.

          "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.


                                       2

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          "ENCUMBRANCES" means easements, rights of way, servitudes, zoning or building restrictions, or any other material rights of others or other material adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other material title or interest retention arrangements.

          "ENVIRONMENTAL LIABILITIES" means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Buyer prior to the Closing, any and all loss, liability, claim, obligation, damage, deficiency, costs and expenses, fines or penalties (including fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes the Company or any Company Subsidiary to come into compliance with Environmental Laws with respect to conditions in existence on or prior to the Closing Date) and including without limitation reasonable attorney fees and other defense costs, costs of investigation, remediation or other response actions (any of the foregoing, "Environmental Damages") known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or arising in the future, asserted against or reasonably incurred by a Buyer Indemnitee arising out of or related to: (1) environmental conditions, including the presence, Release, threat of Release, Management of or exposure to Hazardous Substances at on, in or under any property now or previously owned, operated or leased by the Company, any Company Subsidiary or any of their respective predecessors in interest, whether into the air, soil, ground or surface waters on-site or off-site, to the extent that such environmental conditions occurred prior to the Closing Date and to the extent that any such pre-existing presence, Release or exposure migrates or continues (other than through the act or negligent omission of any Person not the Seller) after the Closing Date; or (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances Managed or Released, prior to the Closing Date, by or on behalf of the Company, any Company Subsidiary or any of their respective predecessors in interest or at or from any property now or previously owned, operated or leased by the Company, any Company Subsidiary or any of their respective predecessors in interest; or (3) any violation of any Environmental Law by the Company, any Company Subsidiary or any of their respective predecessors in interest to the extent that such violation occurred prior to the Closing Date.

          "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts and other tangible property (and interests in any of the foregoing) of the Company or any of the Company Subsidiaries.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code.

          "GAAP" means generally accepted accounting principles applied in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis utilizing the Company's practices, which are in accordance with generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code.


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          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

          "INCOME TAX" means any tax based on, measured by or determined by reference to net income.

          "INDEBTEDNESS" means all liabilities and obligations, contingent or otherwise, of the Company or any of the Company Subsidiaries (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, other than those incurred in the ordinary course of its business that constitute trade payables to trade creditors, (iv) evidenced by a bankers' acceptance or similar instrument issued or accepted by banks, (v) for the capitalized amount of a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP utilizing the interest rate and other factors historically assigned to such leases by Seller, (vi) evidenced by a letter of credit or a reimbursement obligation of the Company or any of the Company Subsidiaries with respect to any letter of credit, except for letter of credit or reimbursement obligations for purchases of goods and services in the ordinary course of business and (vii) any of the foregoing of another Person as to which the Company or any of the Company Subsidiaries is a guarantor or otherwise liable (except endorsements of customer checks in the ordinary course of business).

          "INDEMNIFYING PARTY" means: (i) Seller when any Buyer Indemnitee is asserting a claim under Sections 9.01(a) or (ii) Buyer and the Company when any Seller Indemnitee is asserting a claim under Sections 9.01(b).

          "INDEMNITEE" means: (i) each of Buyer and its Affiliates (including, without limitation, after the Closing, the Company) with respect to any claim for which Seller is the Indemnifying Party under Section 9.01(a); or (ii) Seller and its Affiliates with respect to claims for which Buyer and the Company are Indemnifying Parties under Section 9.01(d).

          "INTERCOMPANY INDEBTEDNESS" means Indebtedness of the Company or any of the Company Subsidiaries to Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries) and Indebtedness of Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries) to the Company or any of the Company Subsidiaries.

          "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of the Company, including all raw materials, work-in-process, finished goods, supplies, spare parts, samples, cores and stores of the Company and the Company Subsidiaries.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means, with respect to any entity, all things either actually known by any of the executive officers of such entity or that it would be reasonable to expect would be known by one or more of the executive officers of such entity in the ordinary course of their duties; PROVIDED, HOWEVER, that solely with respect to determining Knowledge of Seller as of the date hereof, the following persons shall be deemed to be executive officers of Seller:
Michael Du Bose, Barry Kohn, Joseph Salamunovich, Mary Ryan, John Machota, Daniel Scopetti, Anthony Ten-Barge, John Pinkerton, Frank Papa and Greg Bashur (collectively, the "Seller Executive Officers"); and PROVIDED, FURTHER, that solely with respect to determining Knowledge of Seller on and after September 8, 2000, the following persons shall be deemed to be executive officers of Seller: the Seller Executive Officers, Tom Conroy, Tom DeMille, Gordon King, Steven Parrish, Roger Schepman and Corby Wilemon.


                                       4

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          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "MANAGEMENT SERVICES AGREEMENT" means that certain Amended and Restated Management Services Agreement, dated as of December 18, 1996, among Seller, the Subsidiaries of Seller and Aurora Capital Partners, L.P.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the business, financial condition or results of operations of the Company and the Company Subsidiaries that results in or is reasonably likely to result in a material adverse effect on, or a material adverse change in, the Company and the Company Subsidiaries taken as a whole or the condition (financial or otherwise) or the results of operation of the Business, except for any change or effect relating to or resulting from (i) general economic, financial or market conditions or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (ii) actions taken by Buyer or any of its Affiliates, or (iii) the public announcement of the transactions contemplated by this Agreement.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

          "NET CASH" means, with respect to the Company and the Company Subsidiaries at any specified time, the amount, at such time, of: (i) cash on hand; plus (ii) checks that have been received but not yet converted to cash but as to which accounts receivable have been commensurately reduced in recognition of such receipt; minus (iii) checks that have been issued but not yet converted to cash but as to which accounts payable have been commensurately reduced in recognition of such issuance. Exhibit A hereto sets forth a calculation of Net Cash as of May 31, 2000.

          "NET WORKING CAPITAL" means, with respect to the Company and the Company Subsidiaries at any specified time, the difference between:

          (i) total current assets of the Company and the Company Subsidiaries at such time, excluding the assets set forth in SCHEDULE 1.01 and with the adjustments set forth in SCHEDULE 1.01; and

          (ii) total current liabilities of the Company and the Company Subsidiaries at such time, excluding the liabilities set forth in SCHEDULE 1.02 and with the adjustments set forth in SCHEDULE 1.02.

Net Working Capital shall be determined in accordance with GAAP, applied on a basis consistent with the preparation of the 2000 Balance Sheet, on a going concern basis, and without giving effect to any purchase accounting adjustments arising out of the transactions contemplated by this Agreement. An example of a Net Working Capital calculation is attached hereto as Exhibit A.

          "OUTSIDE DATE" means the later of (i) October 20, 2000 and (ii) the date that is five days after the expiration or termination of the waiting period provided for in the HSR Act; PROVIDED, HOWEVER,


                                       5

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that the Outside Date shall be October 31, 2000 if such expiration or termination has not occurred prior to October 31, 2000.

          "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) until the Closing Date, Liens and Encumbrances specifically identified on
SCHEDULE 1.03, which such scheduled Liens and Encumbrances shall be terminated on or prior to the Closing Date and shall not be considered Permitted Liens for purposes of Section 8.01(g); and (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP.

          "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

          "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

          "SUBSIDIARY" or "SUBSIDIARIES" of any Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which such Person (either alone or through or together with any other subsidiary), (1) owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interest that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (2) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

          "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

          "TAX SHARING AGREEMENT" means that certain Amended and Restated Tax Sharing Agreement, dated as of December 20, 1996 among Seller and its Subsidiaries.


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          1.02 ADDITIONAL DEFINED TERMS. The following terms are defined in the
Sections referred to below:


"338 Allocation".......................................................Section 7.05(m)
"401(k) Transfer"......................................................Section 6.03(c)
"2000 Balance Sheet"......................................................Section 3.09
"AAA Rules"...........................................................Section 11.11(a)
"Accountant"...........................................................Section 2.03(a)
"Affected Employees"...................................................Section 6.03(a)
"Agent"...............................................................Section 10.01(g)
"Agreement"...................................................................Preamble
"Aggregate Basket".....................................................Section 9.01(b)
"Aggregate Deemed Sale Price"..........................................Section 7.05(l)
"Amended LaSalle Master Lease Agreement"..................................Section 5.19
"ATC Savings Plan".....................................................Section 6.03(c)
"Back-end Lease Payments"..............................................Section 7.11(b)
"Banks"...............................................................Section 10.01(g)
"Business"...................................................................Recital A
"Buyer".......................................................................Preamble
"Buyer Indemnitees"....................................................Section 9.01(a)
"Buyer Representatives"................................................Section 6.01(a)
"Buyer's 401(k) Plan"..................................................Section 6.03(c)
"Cash Cap".............................................................Section 9.01(a)
"Closing Date".........................................................Section 2.02(a)
"Closing"..............................................................Section 2.02(a)
"Closing Inventory"....................................................Section 2.03(c)
"Company"....................................................................Recital A
"Company Master Lease Agreement"..........................................Section 5.19
"Consent".............................................................Section 10.01(g)
"Credit Facility".....................................................Section 10.01(g)
"Debt Commitment Letters".............................................Section 10.01(g)
"Environmental Laws"...................................................Section 3.17(a)
"Environmental Permits"................................................Section 3.17(a)
"Equity Commitment Letter"................................................Section 4.08
"Escrow Agent"............................................................Section 5.11
"Escrow Agreement"........................................................Section 5.11
"Estimated Net Cash"...................................................Section 2.03(b)
"Estimated Net Working Capital"........................................Section 2.03(a)
"Final Amount"......................................................Section 9.04(d)(y)
"Final Net Cash".......................................................Section 2.03(b)
"Final Net Working Capital"............................................Section 2.03(a)
"Final Section 338 Schedule"...........................................Section 7.05(l)
"Financial Statements"....................................................Section 3.09
"Half Amount"......................................................Section 9.04(d)(iv)
"Hazardous Substance"..................................................Section 3.17(c)
"Holdings"................................................................Section 5.05
"Indemnification Ending Date"..........................................Section 9.02(d)
"Indemnified Amount"...............................................Section 9.04(d)(iv)
"Insurance Policies"...................................................Section 3.16(a)
"Intellectual Property Rights".........................................Section 3.20(a)
"Intercompany Accounts"...................................................Section 5.13


"King-O-Matic"............................................................Section 2.06
"King-O-Matic Note".......................................................Section 2.06
"LaSalle".................................................................Section 5.19
"LaSalle Master Lease Agreement"..........................................Section 5.19
"Leased Real Property".................................................Section 3.11(a)
"Leases"...............................................................Section 3.11(b)
"Letter of Credit"........................................................Section 5.11
"Licensee Indemnitor".....................................................Section 7.14
"Management"...........................................................Section 3.17(c)
"Mini-Basket"..........................................................Section 9.01(b)
"Newfoundland"............................................................Section 2.06
"Non-Compete Period"...................................................Section 5.10(a)
"OEMs".................................................................Section 5.10(a)
"Other Leases".........................................................Section 7.11(b)
"Permits"..............................................................Section 3.14(a)
"Personal Property Leases".............................................Section 3.11(b)
"Predecessor Company"..................................................Section 3.17(c)
"Preferred Shares......................................................Section 2.02(c)
"Preliminary Section 338 Schedule".....................................Section 7.05(l)
"Proceedings".............................................................Section 3.12
"Proposed Net Cash"....................................................Section 2.03(b)
"Proposed Net Working Capital".........................................Section 2.03(a)
"Proposed Settlement Amount".......................................Section 9.04(d)(ii)
"Real Property Leases".................................................Section 3.11(b)
"Related Party"...........................................................Section 3.23
"Release"..............................................................Section 3.17(e)
"Required Consents"....................................................Section 3.14(b)
"Required Contractual Consent".........................................Section 3.14(b)
"Required Governmental Approval".......................................Section 3.14(b)
"Scheduled Contracts"..................................................Section 3.13(a)
"Scheduled Leases".....................................................Section 7.09(a)
"Section 338(h)(10) Elections".........................................Section 7.05(k)
"Securities Act"..........................................................Section 4.09
"Seller"......................................................................Preamble
"Seller Indemnitees"...................................................Section 9.01(b)
"Seller Representatives"...............................................Section 5.04(a)
"Share Encumbrances"...................................................Section 3.01(a)
"Shares".....................................................................Recital B
"Slauson Litigation"......................................................Section 5.16
"Solvency Opinion".....................................................Section 8.02(i)
"Stock Cap"............................................................Section 9.01(a)
"Straddle Period"......................................................Section 7.05(b)
"Subsequent Material Contract".....................................Section 5.01(b)(iv)
"Target Employees".....................................................Section 6.03(a)
"Tax Arbitrator".......................................................Section 7.05(g)
"Transactions"............................................................Section 6.06
"Transition Period".......................................................Section 7.07
"Ultimate Amount"......................................................Section 9.04(d)
"Undisputed Item"......................................................Section 2.03(c)
"Unindemnified Amount".............................................Section 9.04(d)(iv)
"Unlimited Claim".................................................Section 9.01(b)(iii)


"Unused Cap"...........................................................Section 9.04(d)
"Valuation Consultants"...................................................Section 6.06

                                   ARTICLE II
                                PURCHASE AND SALE

          2.01 PURCHASE OF SHARES FROM SELLER. On the terms and subject to the conditions set forth herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, and Buyer shall purchase, acquire and accept from Seller, all the Shares. At the Closing, Seller shall deliver to Buyer certificates evidencing the Shares duly endorsed for transfer and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances. Buyer shall pay the purchase price for the Shares in accordance with the terms of Sections 2.02(b) and 2.02(c).

          2.02 CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California, or such other location as the parties may agree, on the first Friday following the first date on which the last of the conditions to Closing set forth in Sections 8.01 and 8.02 have been satisfied or waived by the party or parties entitled to waive the same or such other date as to which Buyer and Seller may agree (the "Closing Date"); PROVIDED, HOWEVER, that, as provided in Section 10.01(d), Seller or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date.

               (b) At the Closing Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller, an aggregate amount equal to:

                    (i)   Sixty Five Million Dollars ($65,000,000), plus;

                    (ii) the amount (if any) by which Estimated Net Working Capital is greater than $77,246,000; plus

                    (iii) the amount (if any) by which Estimated Net Cash is greater than $0; minus

                    (iv) the amount (if any) by which the Estimated Net Working Capital is less than $77,246,000; minus

                    (v) the amount (if any) by which Estimated Net Cash is less than $0.

               (c) At the Closing Buyer shall issue and deliver to Seller certificates representing shares (the "Preferred Shares") of Buyer's Series B Preferred Stock having an aggregate stated value of Twelve Million Dollars ($12,000,000). The terms of the Series B Preferred Stock of Buyer shall be as set forth in Exhibit B.

          2.03 CALCULATION OF NET WORKING CAPITAL AND NET CASH.

               (a) For purposes of determining the purchase price to be paid by Buyer pursuant to Section 2.02(b), Seller shall deliver at the Closing a certificate, executed by an officer of

Seller, setting forth the amount of Net Working Capital as of the close of business on the last day of the month next preceding the Closing Date (subject to the reasonable approval of Buyer). Such estimate as of the latest month-end prior to the Closing shall be the "Estimated Net Working Capital." As soon as practicable but in no event more than one hundred twenty (120) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller the calculation of Net Working Capital as of the Closing Date Cutoff Time (the "Proposed Net Working Capital"), together with all supporting documentation, prepared in accordance with GAAP except for such adjustments as are required by the terms of this Agreement or as to which the parties agree. The Proposed Net Working Capital shall be binding upon the parties to this Agreement unless Seller gives written notice of disagreement with any of the values or amounts contained therein to Buyer within thirty (30) days after its receipt of such calculation of Proposed Net Working Capital. Such notice of disagreement shall specify in reasonable detail the nature and extent of such disagreement. If Buyer and Seller agree upon the Proposed Net Working Capital or any adjustments thereto within thirty (30) days after Seller's delivery of such notice, such agreement shall be binding upon the parties to this Agreement. If Buyer and Seller are unable to resolve any such disagreement within such period, the disagreement shall be referred for final and binding determination to Arthur Andersen, or, if such firm is not available, such other independent accounting firm of national reputation selected by the reasonable mutual agreement of Buyer and Seller. Such accounting firm (the "Accountant") shall resolve such disagreement using the definition of Net Working Capital and the other terms set forth in this Agreement, and shall restrict its efforts to the items in dispute and the items impacting and impacted by the items in dispute. If the Accountant determines that Net Working Capital as of the Closing Date Cutoff Time proposed by Buyer is higher than the actual Net Working Capital as of the Closing Date Cutoff Time, then for all purposes of this Agreement, Net Working Capital as of the Closing Date Cutoff Time as determined by the Accountant shall be set to equal Net Working Capital as of the Closing Date Cutoff Time proposed by Buyer. If the Accountant determines that Net Working Capital as of the Closing Date Cutoff Time proposed by Seller is lower than the actual Net Working Capital as of the Closing Date Cutoff Time, then for all purposes of this Agreement, Net Working Capital as of the Closing Date Cutoff Time as determined by the Accountant shall be set to equal Net Working Capital as of the Closing Date Cutoff Time proposed by Seller. The Net Working Capital as of the Closing Date Cutoff Time, as finally determined in accordance with this Section 2.03, is referred to herein as the "Final Net Working Capital," shall be final and binding and enforceable in any court of competent jurisdiction and the provisions of Section 11.11 shall have no application with respect to such matter.

               (b) For purposes of determining the purchase price to be paid by Buyer pursuant to Section 2.02(b), Seller shall deliver at the Closing a certificate, executed by an officer of Seller, setting forth the amount of Net Cash as of the close of business on the last day of the month next preceding the Closing Date (subject to the reasonable approval of Buyer). Such estimate as of the latest month-end prior to the Closing shall be the "Estimated Net Cash." As soon as practicable but in no event more than one hundred twenty (120) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller the calculation of Net Cash as of the Closing Date Cutoff Time (the "Proposed Net Cash"), together with all supporting documentation, prepared in accordance with GAAP except for such adjustments as are required by the terms of this Agreement or as to which the parties agree. The Proposed Net Cash shall be binding upon the parties to this Agreement unless Seller gives written notice of disagreement with any of the values or amounts contained therein to Buyer within thirty (30) days after its receipt of such calculation of Proposed Net Cash. Such notice of disagreement shall specify in reasonable detail the nature and extent of such disagreement. If Buyer and Seller agree upon the Proposed Net Cash or any adjustments thereto within thirty (30) days after Seller's delivery of such notice, such agreement shall be binding upon the parties to this Agreement. If Buyer and Seller are unable to resolve any such disagreement within such period, the disagreement shall be referred for final and binding determination to the Accountant, which shall resolve such disagreement using the definition of Net Cash set forth in this Agreement, and shall restrict its efforts to the items in dispute and the items impacting and impacted by the items in dispute. If the Accountant determines that Net Cash as of the Closing Date Cutoff Time proposed by Buyer is higher than the actual Net Cash as of the Closing Date Cutoff Time, then for all purposes of this Agreement, Net Cash as of the Closing Date Cutoff Time as determined by the Accountant shall be set to equal Net Cash as of the Closing Date Cutoff Time proposed by Buyer. If the Accountant determines that Net Cash as of the Closing Date Cutoff Time proposed by Seller is lower than the actual Net Cash as of the Closing Date Cutoff Time, then for all purposes of this Agreement, Net Cash as of the Closing Date Cutoff Time as determined by the Accountant shall be set to equal Net Cash as of the Closing Date Cutoff Time proposed by Seller. The Net Cash as of the Closing Date Cutoff Time, as finally determined in accordance with this Section 2.03, is referred to herein as the "Final Net Cash," shall be final and binding and enforceable in any court of competent jurisdiction and the provisions of Section 11.11 shall have no application with respect to such matter. In the event of disagreements in respect of both Net Working Capital as of the Closing Date Cutoff Time and Net Cash as of the Closing Date Cutoff Time, such disagreements shall be resolved by the Accountant in a single binding proceeding.

               (c) For purposes of this Section 2.03, a complete physical inventory (the "Closing Inventory") shall be conducted by Buyer immediately following the Closing Date and Seller and its accountants shall have full access to observe the conduct and completion of the Closing Inventory. Buyer shall use its commercially reasonable efforts to cause the Closing Inventory to be completed prior to the start of business on the Monday following the Closing Date (which efforts shall include, without limitation, conducting the Closing Inventory for a minimum of 16 hours per day with all necessary staff in place). If the Closing Inventory is not completed at a particular location prior to the start of business on such Monday, Buyer shall either (i) not open such location for business until the Closing Inventory is completed at that location, or (ii) take all reasonable actions necessary to assure that the conduct of business at such location will not affect the results of the Closing Inventory at that location, which actions will be subject to the approval of Seller, which approval may not be unreasonably withheld. The Closing Inventory shall be conducted in accordance with all customary inventory procedures including, without limitation, the testing of all significant discrepancies between physical count and perpetual records. For purposes of the calculation of Net Working Capital, Inventory shall be valued at cost, using the first-in, first-out method and at the same standard overhead and labor rates used in the preparation of the 2000 Balance Sheet. No amounts will be capitalized for warehousing and domestic freight costs, consistent with the Company's past practices. Disagreements, if any, between Buyer and Seller with respect to the Closing Inventory or the valuation thereof shall be resolved pursuant to the procedures set forth in Section 2.03(a) with respect to Net Working Capital.

               (d) Each party shall bear the fees and expenses of its own accountants in connection with the matters set forth in this Section 2.03. The fees, costs and expenses of the Accountant in resolving disputes in respect of Net Working Capital as of the Closing Date Cutoff Time and/or Net Cash as of the Closing Date Cutoff Time shall be divided between Seller and Buyer as follows: Buyer's proportion shall be equal to the fraction (N - N(b))/(N(s) - N(b)), and Seller's proportion shall be equal to the fraction (N(s) - N)/(N(s) -N(b)), where N(b) is the sum of Net Working Capital and Net Cash, each as of the Closing Date Cutoff Time as proposed by Buyer, N(s) is the sum of Net Working Capital and Net Cash, each as of the Closing Date Cutoff Time as proposed by Seller and N is the sum of Net Working Capital and Net Cash, each as of the Closing Date Cutoff Time as determined by the Accountant. For purposes of the calculations of such proportions, if there is no disagreement in respect of one of Net Working Capital or Net Cash (the "Undisputed Item"), then the agreed number in respect of the Undisputed Item shall be treated as the number proposed by Buyer, the number proposed by Seller and the number determined by the Accountant in respect of the Undisputed Item.

          2.04 POST-CLOSING PURCHASE PRICE ADJUSTMENTS.

               (a) If Final Net Working Capital is LESS than Estimated Net Working Capital, then within ten (10) days after the determination of Final Net Working Capital, Seller shall reimburse to Buyer an amount equal to such shortfall (together with interest on such shortfall at the Applicable Rate from the Closing Date until the date of such reimbursement) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof.

               (b) If Final Net Working Capital is GREATER than Estimated Net Working Capital, then within ten (10) days after the determination of Final Net Working Capital, Buyer shall pay to Seller an amount equal to such excess (together with interest on such excess at the Applicable Rate from the Closing Date until the date of such reimbursement) in cash in immediately available funds by wire transfer to a bank account designated in writing by Seller prior to the due date thereof.

               (c) If Final Net Cash is LESS than Estimated Net Cash, then within ten (10) days after the determination of Final Net Cash, Seller shall pay to Buyer an amount equal to such shortfall (together with interest on such shortfall at the Applicable Rate from the Closing Date until the date of such payment) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof.

               (d) If Final Net Cash is GREATER than Estimated Net Cash, then within ten (10) days after the determination of Final Net Cash, Buyer shall pay to Seller an amount equal to such excess (together with interest on such excess at the Applicable Rate from the Closing Date until the date of such payment) in cash in immediately available funds by wire transfer to a bank account designated in writing by Seller prior to the due date thereof.

               (e) Any payments made pursuant to this Section 2.04 will be considered an adjustment of the purchase price for the Shares.

          2.05 CLOSING DELIVERIES At the Closing:

               (a)  Seller and the Company shall deliver to Buyer

                    (i)    Certificates representing the Shares;

                    (ii) Stock powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to Buyer good title to the Shares;

                    (iii) Resignations of directors, officers and fiduciaries as specified in Section 5.09;

                    (iv) An opinion of Gibson, Dunn & Crutcher LLP addressed to Buyer in a form reasonably acceptable to Buyer;

                    (v) The Required Consents, in form and substance reasonably satisfactory to Buyer;

                    (vi) Supply Agreement, executed on behalf of Seller, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit C attached hereto;

                    (vii) Services Support Agreement, executed on behalf of Seller, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit D attached hereto;

                    (viii) Release, by Seller, of the Company and the Company Subsidiaries, under the Tax Sharing Agreement, in a form reasonably acceptable to the parties hereto;

                    (ix) Release, by Aurora Capital Partners, L.P., of the Company and the Company Subsidiaries, under the Management Services Agreement, in a form reasonably acceptable to the parties hereto;

                    (x)    Letter of credit contemplated by Section 5.11; and

                    (xi) All other documents, instruments and writings required to be delivered by the Seller or the Company at or prior to the Closing Date pursuant to this Agreement

               (b)  Buyer shall deliver to Seller

                    (i) Cash by wire transfer of immediately available funds to a bank account or accounts designated in writing by Seller of the amount determined in accordance with Section 2.02(b);

                    (ii)   Certificates representing the Preferred Shares;

                    (iii) An opinion of Dechert, addressed to Seller, in a form reasonably acceptable to Seller;

                    (iv) Supply Agreement, executed on behalf of Buyer, the Company and the Company Subsidiaries, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit C attached hereto;

                    (v) Services Support Agreement, executed on behalf of Buyer, the Company and the Company Subsidiaries, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit D attached hereto;

                    (vi) Release, by Buyer, the Company and the Company Subsidiaries, of Seller, under the Tax Sharing Agreement, in a form reasonably acceptable to the parties hereto;

                    (vii) Release, by Buyer, the Company and the Company Subsidiaries, of Aurora Capital Partners, L.P., under the Management Services Agreement, in a form reasonably acceptable to the parties hereto; and

                    (viii) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

          2.06 PRE-CLOSING RESTRUCTURING. In order to satisfy the requirements of Section 5.03 with respect to the Intercompany Indebtedness (including any accrued but unpaid interest) between King-O-Matic Industries Limited, a Canadian corporation ("King-O-Matic") and 10468 Newfoundland, Inc., a Canadian corporation ("Newfoundland")(the "King-O-Matic Intercompany Note"), and notwithstanding any other provision of this Agreement to the contrary, the Seller shall, prior to the Closing, contribute cash to the Company in an amount equal to the outstanding principal balance of, and all accrued but unpaid interest on (together with any premium, penalty or other amounts required to extinguish such King-O-Matic Intercompany Note), the King-O-Matic Intercompany Note, followed immediately thereafter by the contribution of such cash by the Company to King-O-Matic, and the tendering of such cash by King-O-Matic to Newfoundland in complete satisfaction of the King-O-Matic Intercompany Note.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows:

          3.01 REPRESENTATIONS REGARDING THE SHARES.

               (a) Seller has good and marketable title to the Shares free and clear of any and all covenants, conditions, restrictions (other than restrictions under federal or state securities laws), voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, "Share Encumbrances"), except as set forth on SCHEDULE 3.01; and on the Closing Date, Seller will have, and will deliver to Buyer, good, valid and marketable title to the Shares free and clear of any and all Share Encumbrances (including without limitation those set forth on SCHEDULE 3.01).

               (b) Seller has the full corporate right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to transfer, convey and sell the Shares to Buyer at the Closing. Upon consummation of the purchase contemplated hereby, Buyer will acquire from Seller good, valid and marketable title to the Shares, free and clear of all Share Encumbrances except those created or permitted by Buyer and such restrictions as may arise under applicable securities laws.

          3.02 EXISTENCE AND POWER. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Seller has heretofore delivered to Buyer accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company. Each of the Company and the Company Subsidiaries has all corporate power required to carry on the Business as now conducted and to own and operate its assets as now owned and operated. Each of the Company and the Company Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where, in the aggregate, the failure to be so qualified does not have a Material Adverse

Effect. SCHEDULE 3.02, sets forth those states in which each of the Company and the Company Subsidiaries is duly qualified to do business and in good standing.

          3.03 AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the consummation thereby of the transactions contemplated hereby are within Seller's powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, limitations in Applicable Law in respect of the geographic scope, outside of the United States and Canada, of noncompetition agreements and subject to general principles of equity.

          3.04 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the charter or bylaws of Seller, the Company or any of the Company Subsidiaries, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law or judgment, decree or order of any Governmental Authority binding upon or applicable to the Company, any of the Company Subsidiaries, Seller, the Business or the Shares, (c) assuming receipt of the Required Consents, constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute default) under, violate or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under, any Contract or any Permit or similar authorization relating to the Company, any of the Company Subsidiaries, the Business or the Shares by which the Company or any of the Company Subsidiaries or any of their respective businesses may be bound, or (d) result in the creation or imposition of any Lien on any assets of the Company or any of the Company Subsidiaries or any Share Encumbrance, except, in the cases of clauses (b) and (c), events that do not, individually or in the aggregate, have a Material Adverse Effect.

          3.05 CONSENTS. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by, consent or approval of, or filing with, any Governmental Authority or any other Person other than (i) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement, set forth on SCHEDULE
3.14 or (ii) with respect to immaterial leases of personal property. To the Knowledge of Seller, there are no facts relating to the identity or circumstances of the Company or Seller that would prevent or materially delay obtaining any of the Required Consents.

          3.06 SUBSIDIARIES.

               (a) SCHEDULE 3.06(a) sets forth a correct and complete list of each Company Subsidiary and its jurisdiction of incorporation or other formation. Each of the Company Subsidiaries is duly organized, validly existing and in good standing (or comparable status if a non-U.S. person) under the laws of its jurisdiction of incorporation or other formation. Seller has heretofore delivered to Buyer accurate and complete copies of each Company Subsidiary's charter and bylaws (or, in the case of any Company Subsidiary that is not a corporation, comparable governing documents) as currently in full force and effect.

               (b) The authorized, issued and outstanding capital stock of each Company Subsidiary are as set forth on SCHEDULE 3.06(b). The issued and outstanding shares of capital stock of each Company Subsidiary are held of record and beneficially by the persons and in the amounts with the corresponding certificate numbers set forth on SCHEDULE 3.06(b) and are, except as set forth in SCHEDULE 3.06(b), free and clear of all Share Encumbrances. All outstanding shares of capital stock of each

Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights (including rights of first offer or similar rights).

               (c) There are not outstanding (i) any options, warrants or other rights to purchase from Seller, the Company, any of the Company Subsidiaries or any of the other Affiliates of Seller any capital stock or other securities of any of the Company Subsidiaries, (ii) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (iii) any other commitments or rights of any kind for any of the Company Subsidiaries to issue additional shares of capital stock, options, warrants or other securities or (iv) any equity equivalent or other ownership interests in any of the Company Subsidiaries or similar rights.

               (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which Seller, the Company, any of the Company Subsidiaries or any other Affiliate of Seller is a party or by which any of them is bound relating to the voting or registration of any shares of capital stock of any of the Company Subsidiaries. The Company and the Company Subsidiaries do not, directly or indirectly, own any stock of, or any other interest in, any other Person.

          3.07 SUFFICIENCY OF AND TITLE TO ASSETS.

               (a) Except as set forth in Schedule 3.07, each of the Company and the Company Subsidiaries has title to, or the right to use, all material assets, whether tangible or intangible, used in the operation of the Business.

               (b) The assets to which the Company and the Company Subsidiaries have title or the right to use, together with the assets set forth in Schedule 3.07, constitute all material assets necessary to operate the Business as a going concern consistent with past practice.

          3.08 CAPITAL STOCK. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, $0.01 par value, of which 1,000 shares are issued and outstanding on the date hereof. The Shares represent all of the issued and outstanding shares of the Company's capital stock and are owned beneficially and of record by Seller. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to Share Encumbrances or preemptive rights (including rights of first offer or similar rights) except as set forth on
SCHEDULE 3.08. There are not outstanding (a) any options, warrants or other rights to purchase from Seller, the Company, any of the Company Subsidiaries or any of the other Affiliates of Seller any capital stock or other securities of the Company, (b) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (c) any other commitments or rights of any kind for the Company to issue additional shares of capital stock, options, warrants or other securities or (d) any equity equivalent or other ownership interests in the Company or similar rights. There are no stockholder agreements, voting trusts or other agreements or understandings to which Seller, the Company, any of the Company Subsidiaries or any other Affiliate of Seller is a party or by which any of them is bound relating to the voting or registration of any shares of capital stock of the Company.

          3.09 FINANCIAL STATEMENTS. Attached hereto as Exhibit E are true and complete copies of the unaudited consolidated balance sheet and related unaudited consolidated statement of operations and retained earnings for the Company and the Company Subsidiaries as of and for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000 (the "Financial Statements"). The balance sheet as of June 30, 2000 is referred to herein as the "2000 Balance Sheet." Each of the Financial Statements has been prepared in accordance with the books and records of the Company and the Company Subsidiaries in accordance with GAAP (except for the omission of certain footnote disclosure required by GAAP and a statement of cash flows), and present fairly, in all material respects, the financial condition, assets, liabilities and results of operations of the Company and the Company Subsidiaries as of the date indicated or for the period indicated (subject to normal year-end adjustments, in the case of the Financial Statements as of and for the six months ended June 30, 2000, and to such omission of footnotes and statement of cash flows).

          3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.10 or, after the date hereof, as permitted by this Agreement (without regard to the proviso to Section 8.01(a)), since the date of the 2000 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in the Company or any of the Company Subsidiaries affecting the Company or any of the Company Subsidiaries that has had, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) other than in the ordinary course of business, (i) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by the Company or any of the Company Subsidiaries, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by the Company or any of the Company Subsidiaries, (iii) any material change in any material Liability, or (iv) any incurrence of any other material Liability by the Company or any of the Company Subsidiaries;

               (c) any creation, assumption or sufferance of the existence of any Lien on any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;

               (d) any material Contract entered into, by the Company or any of the Company Subsidiaries, or any waiver, amendment, termination or cancellation of any material Contract by the Company or any of the Company Subsidiaries, or any relinquishment (other than for fair value) of any material rights thereunder by the Company or any of the Company Subsidiaries, or of any other material right or debt owed to the Company or any of the Company Subsidiaries, other than, in each such case, actions taken in the ordinary course of business;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of the Company and the Company Subsidiaries or that are not, in the aggregate, material, any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of the Company or any of the Company Subsidiaries or any Associate of any of the foregoing, (ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of the Company or any of the Company Subsidiaries or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of the Company or any of the Company Subsidiaries or any Associate of any of the foregoing, (iv) except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of the Company or any of the Company Subsidiaries or any Associate of any of the foregoing or (v) except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of the Company or any of the Company Subsidiaries;

               (f) any loan by the Company or any of the Company Subsidiaries to, or any guarantee or assumption by the Company or any of the Company Subsidiaries of any loan or obligation on behalf of, any director, officer or employee of Seller or any of its Affiliates or to any Associate of any of the foregoing, except travel advances and relocation benefits or loans occurring in the ordinary course of business;

               (g) other than as required by GAAP, any material change by the Company or any of the Company Subsidiaries in their respective accounting principles, methods or practices or in the manner any of them keeps its books and records;

               (h) any payment, discharge or satisfaction of any material Liabilities of the Company or any of the Company Subsidiaries, other than payments, discharges or satisfactions, in the ordinary course of business, of liabilities or obligations shown or reflected on the 2000 Balance Sheet or incurred in the ordinary course of business since the date of the 2000 Balance Sheet.

               (i) any distribution or dividend of assets by the Company or any of the Company Subsidiaries that is not wholly-owned by the Company and/or one or more of the Company Subsidiaries, other than distributions or dividends consisting of (i) the forgiveness of Intercompany Indebtedness owed to the Company or any of the Company Subsidiaries by Seller or any of its subsidiaries (except the Company and the Company Subsidiaries) or (ii) cash.

               (j) any material damage, destruction, deterioration or loss, whether or not covered by insurance, to assets with an aggregate book value of $100,000 or greater;

               (k) any making or authorization of capital expenditures in excess of $100,000;

               (l) any sale, transfer or disposition of any material assets of the Company or any Company Subsidiary, except sales of inventory in the ordinary course of business consistent with past practice;

               (m) any material change or, to the Knowledge of Seller, any threat of any material adverse change in any of its relations with, or any termination or, to the Knowledge of Seller, threat of termination of, the relationship between the Company or any of the Company Subsidiaries and the National AAMCO Dealers Association or any important supplier or distributor of the Company or any Company Subsidiary;

               (n) any write-offs as uncollectible of any notes or accounts receivable of the Company or any Company Subsidiary or write-downs of the value of any assets by any Company or any Company Subsidiary, other than, in any such case: (i) in immaterial amounts, (ii) in the ordinary course of business consistent with past practice or (iii) as would not establish that the reserves reflected on the 2000 Balance Sheet are inadequate pursuant to GAAP;

               (o) except for actions that are not, in the aggregate, material, any representation of Seller, the Company or any of the Company Subsidiaries to any employee or former employee of the Company or any of the Company Subsidiaries that Buyer, the Company or any of the Company Subsidiaries would assume, continue to maintain or implement any Benefit Plan after the Closing Date; or

               (p) any material transaction, agreement or event outside the ordinary course of the Company's or any Company Subsidiary's business.

          3.11 PROPERTIES; LEASES; TANGIBLE ASSETS.

               (a) Neither the Company nor any of the Company Subsidiaries owns any real property. Neither the Company nor any of the Company Subsidiaries has a leasehold interest in any real property other than the real property identified on SCHEDULE 3.11(a) (the "Leased Real Property"), which constitutes all of the real property used in the Business. True, complete and correct copies of all lease agreements and amendments thereto with respect to properties identified in
SCHEDULE 3.11(a) have been supplied to Buyer prior to the date hereof, conclusive evidence of which shall be the lease agreements and amendments thereto contained in the files of Dechert. Each of the Company and each of the Company Subsidiaries has, and, upon consummation of the transactions contemplated hereby, will continue to have, a good and valid leasehold interest in the Leased Real Property being leased by it free and clear of all Liens and Encumbrances except Permitted Liens, subject to obtaining the Required Consents with respect to any specific parcel of Leased Real Property and the property subject to the Personal Property Leases. Each of the Company and each of the Company Subsidiaries has, and, upon consummation of the transactions contemplated hereby, will continue to have, good, marketable and valid title to its other tangible assets, free and clear of all Liens and Encumbrances, except Permitted Liens. None of the assets of the Company or any Company Subsidiary is owned jointly with any other Person, including any Affiliates of the Seller (other than the Company or any Company Subsidiary).

               (b) SCHEDULE 3.11(b) sets forth a true and complete list of (i) all personal property leases or licenses (A) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound and (B) that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Personal Property Leases") and (ii) all leases or licenses of Leased Real Property that provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of $25,000 or more to the Company or any of the Company Subsidiaries (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases"). With respect to the Leases, except as set forth on SCHEDULE 3.11(b), there exist no defaults by the Company or any of the Company Subsidiaries, or, to the Knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that, in either such case, would, individually or collectively, reasonably be expected to have a Material Adverse Effect. Assuming the Required Consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Lease to which the Company or any of the Company Subsidiaries is a party or by which it is bound.

               (c) Seller has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to adversely affect, in any material respect, the use or operation of any Leased Real Property, nor has Seller received notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

          3.12 LITIGATION. Except as disclosed on SCHEDULE 3.12, there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending, of which the Company, any of the Company's Subsidiaries or Seller has received formal or informal written notice or of which Seller has Knowledge, or, to the Knowledge of Seller, threatened, (i) against or affecting the Company, any of the Company Subsidiaries, any of their respective assets or properties or the Shares, or (ii) that seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency to which Seller or any Subsidiary of Seller is a party or is bound, that could adversely affect the right, title or interest of the Company or any Company Subsidiary to the Business, or the performance of the obligations of Seller hereunder. Except as set forth on
SCHEDULE 3.12, neither Seller, the Company, the Company Subsidiary, nor any of their respective current or former Affiliates have made any indemnification claims or other claims for payment under any of the Asset Purchase Agreements and Stock Purchase Agreements set forth on SCHEDULE 3.13 hereto.

          3.13 CONTRACTS.

               (a) SCHEDULE 3.13 sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of the Company or any of the Company Subsidiaries that have not terminated or expired in accordance with their terms (collectively with the Leases, the "Scheduled Contracts"):

                    (i) each Contract between the Company or any of the Company Subsidiaries and (A) any supplier of services or products to the Company, under which the remaining, unfulfilled dollar volume of required purchases by the Company or any of the Company Subsidiaries exceeds $100,000 as of the date hereof that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of at least $25,000 or more to the Company or any of the Company Subsidiaries, and (B) any Person, under which the remaining, unfulfilled dollar volume of required sales by the Company or any of the Company Subsidiaries exceeds $100,000 as of the date hereof that cannot be terminated by the Company or the relevant Company Subsidiary within 30 days without a charge of at least $25,000 or more to the Company or any of the Company Subsidiaries;

                    (ii) each other agreement or arrangement of the Company or any of the Company Subsidiaries that (A) requires the payment or incurrence of Liabilities or the rendering of services by the Company or any of the Company Subsidiaries, subsequent to the date of this Agreement, valued at more than $100,000 and (B) cannot be terminated by the Company or any of the Company Subsidiaries within 30 days without a charge to the Company or any of the Company Subsidiaries;

                    (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money;

                    (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                    (v) to the extent that any of the following provide for annual payments by the Company or any of the Company Subsidiaries in excess of $100,000 and cannot be terminated by the Company within 30 days without a charge to the Company or any of the Company Subsidiaries, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is otherwise bound;

                    (vi) any employment, consulting, severance or management services contract;

                    (vii) any agreement relating to the acquisition of any business;

                    (viii) any warranty, indemnity or guaranty issued by the Company or any Company Subsidiary;

                    (ix) any contract or agreement restricting the right of the Company or any Company Subsidiary to engage in any business activity or compete with any business;

                    (x) any license agreements, other than those relating to off-the-shelf, commercially available software;

                    (xi) any plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors and employees of the Company or any Company Subsidiary as a result of or in connection with the transactions contemplated by this Agreement;

                    (xii) any agreement for the lease of real property (by reference to location only); and

                    (xiii) all other material contracts, commitments and obligations of the Company and the Company Subsidiaries that were entered into other than in the ordinary course of the Business.

               (b) Each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of the Company or the relevant Company Subsidiary, as the case may be, and, to the Knowledge of Seller, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, insolvency, equity and creditors' rights generally) against the Company or the relevant Company Subsidiary, as the case may be, and, to the Knowledge of Seller, each such other party in accordance with its terms, and neither the Company or any of the Company Subsidiaries, as the case may be, nor, to the Knowledge of Seller, any other party thereto is in default or has failed to perform in any material respect thereunder.

          3.14 PERMITS; REQUIRED CONSENTS.

               (a) The Company and the Company Subsidiaries have all approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities that are required by any Governmental Authority to allow the Company and the Company Subsidiaries to operate the Business in substantially the same manner as currently operated, except for such approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations the failure of the Company or any of the Company Subsidiaries to possess which would, individually or in the aggregate, not have a Material Adverse Effect (the "Permits"). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, of which the Company, any of the Company Subsidiaries or Seller has received formal or informal written notice or of which Seller has Knowledge, or, to the Knowledge of Seller, threatened by any Governmental or other entity with respect to any alleged failure by Seller, the Company or any Company Subsidiary to have any Permit required in connection with the Business or otherwise applicable to the Business.

               (b) SCHEDULE 3.14 lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller, the Company or any of the Company Subsidiaries by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby pursuant to any Permit or otherwise, and (ii) each

Scheduled Contract (and each Subsequent Material Contract, if any) with respect to which the consent of the other party or parties thereto must be obtained by Seller, the Company or any of the Company Subsidiaries by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof, (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

          3.15 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on SCHEDULE 3.15, the Company and each Company Subsidiary is (and, to the Knowledge of Seller, the Company and each Company Subsidiary has been) in compliance with all material Applicable Law, and any order, writ, injunction or decree of any Governmental Authority. Since December 31, 1998, no notice, citation, summons or order has been issued and no penalty has been assessed, and there is no notice, citation, summons or order currently outstanding, by any Governmental Authority with respect to any alleged violation by Seller, the Company or any Company Subsidiary, in connection with the conduct of the Business, of any law, ordinance, rule, regulation or order of any Governmental Authority.

          3.16 INSURANCE.

               (a) SCHEDULE 3.16 sets forth a complete and correct list of all insurance policies currently in force with respect to the Company or any of the Company Subsidiaries (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate.
SCHEDULE 3.16 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. Except as set forth on SCHEDULE 3.16, no cancellation or material amendment or material increase of premiums is pending or, to the Knowledge of Seller, threatened with respect to any of the Insurance Policies.

               (b) All Insurance Policies are in full force and effect and none are scheduled to expire prior to the Closing. The coverages provided by the Insurance Policies are reasonable, in both scope and amount, in light of the risks attendant to the business in which the Company and Company Subsidiaries are, or have been, engaged. Seller has paid-in-full all premiums due on the Insurance Policies. There is no material default with respect to any provision contained in any Insurance Policy, nor has there been any failure to give any material notice or present any material claim under any Insurance Policy in a timely fashion or in the manner or detail required by the Insurance Policies. To Seller's Knowledge, there are no unreported outstanding claims under the Insurance Policies. No notice of non-renewal with respect to, or disallowance of any claim under, any Insurance Policy has been received by Seller, the Company or any Company Subsidiary. With respect to the Business, neither Seller, the Company nor any Company Subsidiary has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Except as set forth on SCHEDULE 3.16, all liability policies maintained by or for the benefit of the Company and each Company Subsidiary (and the Seller, with respect to the Business) during the last five years have been "occurrence" policies and not "claims made" policies.

               (c) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body has issued to Seller, the Company or any Company Subsidiary a recommendation or requirement for any material changes in the conduct of the Business or any material repairs or other work to be done on or with respect to any assets of the Company or any of the Company Subsidiaries.

          3.17 ENVIRONMENTAL COMPLIANCE. Except to an extent that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect:

               (a) the Company and each Company Subsidiary holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations ("Environmental Permits") required under all applicable environmental statutes, rules, regulations, ordinances and orders of any governmental entity as interpreted or in effect as of the date hereof, including those relating to Hazardous Substances (as defined below) and human health and safety ("Environmental Laws") in connection with its business, and all of such Environmental Permits are in full force and effect. SCHEDULE 3.17(a) lists the Environmental Permits the failure of the Company or any of the Company Subsidiaries to possess which would, individually or in the aggregate, have a Material Adverse Effect;

               (b) except as set forth on SCHEDULE 3.17(b), the Company and each Company Subsidiary has complied with and is not in violation of Environmental Laws;

               (c) except as set forth on SCHEDULE 3.17(c), no written notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review, written request for information, notice of claim, demand or potentially responsible party notification is pending of which the Company, the Company Subsidiaries or Seller has received formal or informal written notice or of which Seller has Knowledge, or to Seller's Knowledge, threatened by any governmental or other entity: (i) with respect to any alleged violation by the Company or any Company Subsidiary of any Environmental Laws; (ii) with respect to any alleged failure by the Company or any Company Subsidiary to have any Environmental Permit required in connection with its business; or (iii) with respect to any Release, use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management" or "Manage") of any hazardous or toxic substance or waste, pollutant or contaminant including petroleum products and radioactive materials ("Hazardous Substances") by or on behalf of the Company, any Company Subsidiary or, to the Knowledge of the Company, any predecessor in interest, PROVIDED, HOWEVER, that for the purposes of this Subsection 3.17(c)(iii), the term "to the Knowledge of the Company" shall mean the actual knowledge of the General Counsel of Seller and the Director of Risk Management of Seller, without inquiry by either such person;

               (d) except as set forth on SCHEDULE 3.17(d), to Seller's Knowledge, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Company or any Company Subsidiary which the Company or any Company Subsidiary is required to investigate, retrofit, abate, remediate or remove under applicable Environmental Laws;

               (e) except as set forth on SCHEDULE 3.17(e), no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emptied, injected, leached, dumped or allowed to escape ("Released") by the Company or any Company Subsidiary or, to the Knowledge of the Company, any predecessor in interest, or to Seller's Knowledge, by any other person, at, on, about or under any property now or formerly owned, operated or leased by the Company, any Company Subsidiary, or to the Knowledge of the Company, any predecessor in interest, which Hazardous Substance requires investigation, remediation or other response action under Environmental Laws, PROVIDED, HOWEVER, that for the purposes of this Section 3.17(e), the term "to the Knowledge of the Company" shall mean the actual knowledge of the General Counsel of Seller and the Director of Risk Management of Seller, without inquiry by either such person;

               (f) except as set forth on SCHEDULE 3.17(f) and heretofore made available to Buyer, there have been no Phase I or Phase II assessments, facility environmental compliance audits, or soil or groundwater sampling results or, to the Seller's Knowledge, any polychlorinated biphenyl or asbestos sampling results, in any such case prepared since 1994: (i) by or on behalf of the Company or any Company Subsidiary; or (ii) in its possession or control conducted by or on behalf of any other Person.

          3.18 EMPLOYEE BENEFITS.

               (a) SCHEDULE 3.18 sets forth all Benefit Plans applicable to employees of the Company or any of the Company Subsidiaries. Seller has made true and correct copies of all governing instruments and related material agreements pertaining to such Benefit Plans available to Buyer.

               (b) Except as set forth on SCHEDULE 3.18, neither the Company nor any ERISA Affiliate of the Company sponsors or has within the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               (c) Except as set forth on SCHEDULE 3.18, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

               (d) No Employee Benefit Plan has participated in, engaged in or been a party to any material non-exempt Prohibited Transaction, and neither the Company nor any ERISA Affiliates of the Company has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller, is there a basis for any such claim. No officer, director or employee of the Company has committed a breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan that would have a Material Adverse Effect.

               (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Seller threatened, involving any Benefit Plan by any employee or former employee of the Company or any Company Subsidiary against such Benefit Plan or the Company or any Company Subsidiary. There is no pending or, to the Knowledge of Seller, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (f) Except as set forth on SCHEDULE 3.18, each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code, including, but not limited to, all applicable reporting and disclosure requirements.

               (g) With respect to any Group Health Plans maintained by the Company or any of the Company Subsidiaries for the benefit of employees or former employees of the Company or any Company Subsidiary, the Company or such Company Subsidiary, as appropriate, has complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Neither the Company nor any Company Subsidiary is obligated to provide health care benefits of any kind to retired employees of the Company or any Company Subsidiary pursuant to any Employee Benefit Plan, including, without limitation, any Group Health Plan, or pursuant to any agreement or understanding except as required by Applicable Law.

               (h) Neither the Company nor, to the Knowledge of Seller, any ERISA Affiliate, has, at any time since December 31, 1993 (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code section 412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA section 4201, or contingent withdrawal liability within the meaning of ERISA section 4204, to, any multiemployer plan as defined in ERISA section 3(37).

               (i) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans have been timely made. All contributions with respect to the period ending on the Closing Date will have been paid or properly accrued and reflected on the Balance Sheet. All payments under the Benefit Plans, except those to be made from a trust qualified under section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Balance Sheet or are disclosed on Schedule 3.18.

               (j) Except as indicated on Schedule 3.18, all of the Benefit Plans which are pension benefit plans have received determination letters from the Internal Revenue Service ("IRS") to the effect that such plans are qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code, or such Benefit Plans will be filed for a determination letter within the remedial amendment period provided for under section 401(b) of the Code, and no determination letter with respect to any Benefit Plan has been revoked nor has the Company or any ERISA Affiliate received notice of threatened revocation, nor has any Benefit Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its cost.

               (k) Neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          3.19 LABOR AND EMPLOYMENT MATTERS.

               (a) No collective bargaining (or the foreign equivalent thereof) exists that is binding on the Company or any of the Company Subsidiaries and, except as described on SCHEDULE 3.19, since December 31, 1998 no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative.
SCHEDULE 3.19 describes any organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union to organize any employees of the Company or any of the Company Subsidiaries.

               (b) Except as set forth on SCHEDULE 3.19, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Seller, threatened against or directly affecting the Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (iii) the Company and the Company Subsidiaries have not received any notice and Seller does not have Knowledge of any threatened labor dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company or any of the Company Subsidiaries.

               (c) Except as set forth on SCHEDULE 3.19, since December 31, 1998 neither the Company nor or any of the Company Subsidiaries has received any citation or other notification for the violation of occupational and health safety laws or regulations.

               (d) All individuals who are performing or, since December 31, 1998, have performed services for the Company or any of the Company Subsidiaries and are or were classified by the Company or any of the Company Subsidiaries as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978, as amended by Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

          3.20 INTELLECTUAL PROPERTY.


               (a) SCHEDULE 3.20 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, domain name, and tradename registration or application, copyright registration or application for copyright registration, every other material trademark, trade name, and copyright, and each material license or licensing agreement for any of the foregoing, relating to the Business or held by the Company or any of the Company Subsidiaries or filed by or for the benefit of the Company or any of the Company Subsidiaries (the "Intellectual Property Rights"). All of the patents, trademark registrations, copyright registrations, and domain name registrations listed in
SCHEDULE 3.20 are held of record in the name of the Company or a Company Subsidiary, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. The Company or a Company Subsidiary is the applicant of record in all patent applications, and applications for trademark, copyright and domain name registration listed on SCHEDULE 3.20, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

               (b) Except as disclosed on SCHEDULE 3.20, neither the Company nor any of the Company Subsidiaries has been a party to any Proceeding or made or received any cease-and-desist demand or similar notice during the three years preceding the date of this Agreement nor, to the Knowledge of Seller, is any Proceeding threatened, that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right or a claim that the Company or any of the Company Subsidiaries infringes or has infringed any Person's intellectual property right. To the Knowledge of Seller, and except as disclosed on SCHEDULE 3.20, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement materially restricting the use thereof by the Company or any of the Company Subsidiaries. To the Knowledge of Seller, the use of the Intellectual Property Rights does not conflict with, infringe upon, dilute, or violate, in any respect that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect, any patent, patent license, patent application, trademark, tradename, trade dress, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any right of publicity, trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth on SCHEDULE 3.20, the Company or one of the Company Subsidiaries either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment, Inventory or software an express or implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, trade dress, domain names, brand names, rights of publicity, and copyrights that are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted, except where the failure to own or possess valid rights to use such inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, trade dress, domain names, brand names, rights of publicity, and copyrights (other than the trademarks and tradenames set forth on SCHEDULE 3.20, which are to be retained by Seller) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.21 ADVISORY FEES. Except for Aurora Management Partners LLC (whose fees and expenses will be paid by Seller), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Company, Seller, or any of the Company Subsidiaries or any of their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

          3.22 TAX MATTERS. Except as set forth on SCHEDULE 3.22:

               (a) Each of Seller, the Company and the Company Subsidiaries has filed all material Tax Returns required to have been filed by or to include the Company and the Company Subsidiaries, and has paid or accrued all Taxes shown thereon to be due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all material respects. No claim has been made by any taxing authority in a jurisdiction in which the Seller, the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to tax in that jurisdiction.

               (b) None of Seller, the Company or any of the Company Subsidiaries has received notice that the IRS or any other taxing authority has asserted against the Seller (for any Tax for which the Company or any Company Subsidiary could be held jointly and severally liable, pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law)) the Company or any of the Company Subsidiaries any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries.

               (c) Neither the Company nor any of the Company Subsidiaries is a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which the Company or any of the Company Subsidiaries may be subject.

               (d) The Company or the appropriate Company Subsidiary has withheld or collected and paid over all Taxes required to have been withheld or collected and paid over in connection with amounts or paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, or other Person.

               (e) Neither the Company nor any of the Company Subsidiaries has been included in any consolidated, combined or unitary Tax Return (other than Tax Returns for the affiliated group of which Seller or an Affiliate of Seller is the common parent) provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

               (f) Neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

               (g) None of the assets of the Company or any of the Company Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, with the meaning of Section

168 of the Code. Neither the Company nor any of the Company Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

               (h) The Company and each Company Subsidiary have obtained all exemption certificates for sales tax purposes or other appropriate documentation that meets the requirements of the applicable Tax authorities for establishing exemption from sales Tax, except for failures to obtain such certificates or other documentation that in the aggregate would not cause a Material Adverse Effect.

          3.23 RELATED PARTY TRANSACTIONS. Except as disclosed in SCHEDULE 3.23, no Related Party (as defined below), as of the date hereof: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against the Business, the Company, or any Company Subsidiary; (ii) has any interest in the Business, the Company or any Company Subsidiary; or (iii) is or has been during the last twelve month engaged in any other transaction with the Business, the Company or any Company Subsidiary. As used herein, "Related Party" means Seller, any Subsidiary of Seller (other than the Company or any Company Subsidiary), any officer or director of Seller or any Subsidiary of Seller, or any Affiliate or Associate of any the foregoing.

          3.24 DISCLOSURE. No representation or warranty by Seller in this Agreement (including, without limitation, in the exhibits and schedules hereto) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

          3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; NO IMPLIED WARRANTIES. IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING, HAS NOT MADE, AND EXPRESSLY DISCLAIMS THE MAKING OF, ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, TO BUYER EXCEPT FOR THOSE SPECIFICALLY PROVIDED IN THIS AGREEMENT. EXCEPT FOR THE MATTERS THAT ARE EXPRESSLY COVERED BY SUCH REPRESENTATIONS AND WARRANTIES, AND UPON WHICH BUYER INTENDS TO RELY, BUYER IS RELYING ON ITS OWN INVESTIGATION AND ANALYSIS IN ENTERING INTO THIS AGREEMENT AND CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS THE MAKING OF ANY REPRESENTATION OR WARRANTY, TO BUYER REGARDING: (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THE FUTURE BUSINESS OPERATIONS OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES; (B) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY, ANY OF THE COMPANY SUBSIDIARIES OR THE BUSINESS OR OPERATIONS OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES; (C) THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY EQUIPMENT OR INVENTORY OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR (D) THE VALUE OF THE BUSINESS, OPERATIONS OR ASSETS OF THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES.

          3.26 SCHEDULES. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been incorporated on each and every relevant schedule where the relevance of such incorporation is reasonably apparent.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller that:

          4.01 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Buyer has conducted no business and has engaged in no activities, other than entering into this Agreement and activities necessary to the consummation of the transactions contemplated hereby.

          4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth on
SCHEDULE 4.03.

          4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

          4.05 ADVISORY FEES. Except for The Riverside Partners LLC (whose fees and expenses will be paid by Buyer), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from the Company or Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          4.07 INVESTIGATION. Buyer has conducted inspections of the properties and financial and other records of the Company and the Company Subsidiaries and other due diligence with respect to the Company, the Company Subsidiaries and the Business. Buyer has had an opportunity to ask questions of the officers of the Company, the Company Subsidiaries and Seller relating to the management and financial affairs of the Company and the Company Subsidiaries and to examine books and records of the Company and the Company Subsidiaries. Buyer has received a lease agreement with respect to each property identified in SCHEDULE 3.11(a) and

Buyer has not received a lease agreement or any amendment to a lease agreement with respect to any property that is not identified in SCHEDULE 3.11(a).

          4.08 FINANCING. Buyer has delivered to Seller a true, complete and correct signed commitment letter (the "Equity Commitment Letter") from 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership (the "Fund"), dated as of the date hereof, pursuant to which the Fund has agreed, subject to the terms and conditions set forth therein, to make or cause to be made equity investments in an aggregate amount of Fifteen Million Dollars ($15,000,000) in connection with the acquisition of the Shares contemplated hereby. The Equity Commitment Letter is in full force and effect as of the date hereof and will be until the earlier to occur of the Closing or the Outside Date. Buyer has delivered to Seller a true, complete and correct copy of a term sheet, presented by one or more financial institutions to Buyer or one or more of its Affiliates in connection with a proposed credit facility to be available to finance $62,500,000 in accordance with the terms thereof.

          4.09 INVESTMENT REPRESENTATIONS. Buyer is acquiring the Shares for investment solely for its own account and not with a view to, or for resale in connection with, any distribution thereof and is aware that Seller is relying upon the bona fide nature of Buyer's investment intent as expressed herein. Buyer further understands that the Shares to be acquired have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been qualified under applicable state securities laws and that any subsequent disposition thereof must be registered under the Securities Act and qualified under applicable state securities laws or be exempt from such registration and qualification. Buyer is aware that no market may exist for the resale of the Shares.

                                    ARTICLE V
                               COVENANTS OF SELLER

          5.01 CONDUCT OF THE BUSINESS; DISTRIBUTIONS. From the date hereof until the Closing Date, Seller shall cause the Company and the Company Subsidiaries to conduct the Business in the ordinary course and substantially in the same manner as it has prior to the date of this Agreement and agrees, other than in the ordinary course of business, not to enter into any material agreements or take any other material actions without the prior written consent of Buyer, which shall not unreasonably be delayed or withheld. From the date hereof until the Closing Date, Seller shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts to preserve intact the Business and the business organizations and relationships and goodwill of the Company and the Company Subsidiaries with third parties and keep available the services of the present officers, employees, agents and other personnel of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

               (a) Seller will cause the Company and the Company Subsidiaries to:

                    (i) (A) maintain the material assets of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice in operating order and condition, reasonable wear and tear excepted,
(B) promptly repair, restore or replace any material assets of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the material assets of the Company or any of the Company Subsidiaries, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the material assets of the Company or such Company Subsidiary, as the case may be, before such event or set such proceeds aside for application by the Company or such Company Subsidiary, as the case may be after the Closing, (D) use its commercially reasonable efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions reasonably necessary to be in compliance with, and to maintain the effectiveness of, all Permits;

                    (ii) use commercially reasonable efforts to comply with Applicable Laws in all material respects; and

                    (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, (B) the commencement of any Proceeding by or against the Company or any Company Subsidiary, or the Company or Seller becoming aware of any action, suit, proceeding, notice of violation, subpoena, government audit or disallowance that could reasonably be expected to result in a Material Adverse Effect, and (C) the occurrence of any material breach by the Company or Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement.

               (b) without Buyer's prior consent (which shall not unreasonably be delayed or withheld) or as otherwise required or permitted by this Agreement, Seller shall not permit the Company or any Company Subsidiary to, do any of the following or agree to do any of the following:

                    (i) purchase or otherwise acquire material assets from any other Person other than in the ordinary course of business;

                    (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the material assets of the Company or any of the Company Subsidiaries, including Leased Real Property, except in the ordinary course of business;

                    (iii) enter into any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of material Liabilities or the rendering of material services by the Company or any of the Company Subsidiaries, in any such case outside the ordinary course of business;

                    (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by the Company or any of the Company Subsidiaries after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.13 as a Scheduled Contract (each, a "Subsequent Material Contract");

                    (v) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of $500,000 in the aggregate, other than capital expenditures expressly required under any Scheduled Contract;

                    (vi)   enter into any Subsequent Material Contract;

                    (vii) (A) create, incur, assume, or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, or (B) incur any Liability relating to a documentary or standby letter of credit, other than in the ordinary course of business;

                    (viii) (A) increase the rate or terms of compensation payable or to become payable to its employees except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan or Benefit Arrangement set forth in the schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement; PROVIDED, HOWEVER, that the Company and Seller may amend any Benefit Plan to fully vest employees and former employees of the Company in their accrued benefits under such Benefit Plan or to increase benefits made available to all eligible employees of Seller, or (D) enter into any employment agreement with or for the benefit of any Person, other than in the ordinary course of business;

                    (x) make any distribution or dividend of assets by the Company or any of the Company Subsidiaries that is not wholly-owned by the Company and/or one or more of the Company Subsidiaries, other than distributions or dividends consisting of (A) the forgiveness of Intercompany Indebtedness owed to the Company or any of the Company Subsidiaries by Seller or any of its subsidiaries or (B) cash;

                    (xi) issue or sell or grant any (A) shares of capital stock of the Company or any of the Company Subsidiaries, (B) options, warrants or other rights to purchase from the Company or any of the Company Subsidiaries any shares of its capital stock, (C) securities convertible into or exchangeable for shares of its capital stock or (D) other commitments of any kind for the issuance or sale of additional shares of capital stock or options, warrants or other securities of the Company or any of the Company Subsidiaries; or

                    (xii) enter into, terminate, amend or modify any lease for Leased Real Property, except for an amendment that solely terminates a guaranty of such lease by Seller or any Subsidiary of Seller (other than the Company or any Subsidiary of the Company) and except for the terminations set forth in
Schedule 3.10.

          5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Seller will, and will cause the Company and the Company Subsidiaries to: (a) promptly give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Company, the Company Subsidiaries or the Business upon reasonable prior notice, including access to perform environmental investigations prior to Closing (including "Phase I" and "Phase II" environmental assessments and compliance audits) as the Buyer reasonably deems necessary; (b) use commercially reasonable efforts to cause the relevant employees of the Company and the Company Subsidiaries to complete and sign an environmental questionnaire, to be supplied by Buyer, promptly, completely and accurately, which completed questionnaires shall be reviewed by Seller's General Counsel or his appropriate designee; (c) promptly supply information in their possession or control reasonably requested by Buyer, in each such case with respect to properties presently or formerly owned or leased to or by the Company or any Company Subsidiaries; (d) promptly furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such other information in the possession or control of Seller, the Company or any Subsidiary of the Company relating to the Company, the Company Subsidiaries or the Business as Buyer may reasonably request; and
(e) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company, the Company Subsidiaries and Seller to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of the Company, the Company Subsidiaries and the Business.

          5.03 CAPITAL CONTRIBUTION OF CERTAIN INDEBTEDNESS. Prior to consummation of the Closing, Seller shall contribute or cause to be contributed to the Company the net balance of Intercompany Indebtedness then owed by the Company and the Company Subsidiaries to Seller or any of its subsidiaries (other than the Company and the Company Subsidiaries), and Intercompany Indebtedness will cease to be outstanding.

          5.04 CONFIDENTIALITY.

               (a) The Company and Seller will, and will cause their respective Affiliates, directors, officers, employees, counsel, financial advisors, accountants, agents and representatives (collectively, "Seller Representatives") to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to any other third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to: (i) information in the public domain or that becomes public through disclosure by any party other than the Company, Seller or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation; (ii) information available to the Company or Seller on a non-confidential basis prior to its disclosure pursuant to this Agreement; (iii) information that is required to be disclosed by Applicable Law; or (iv) any disclosure of such information in litigation (under appropriate seal of court) or arbitration (under appropriate seal of confidentiality) between the parties hereto in the course of such litigation or arbitration.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, the Company and Seller, upon the written request of Buyer, will, and will cause the Seller Representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to the Company or Seller in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to the Company or Seller shall be destroyed by the Company and Seller, redacted to remove such information or shall be turned over to Buyer, and the Company and Seller shall confirm to Buyer in writing that all such materials have been turned over, redacted or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) Seller acknowledges that after the Closing, Buyer, the Company and the Company Subsidiaries could be irreparably damaged if Seller's or any of its Subsidiaries' confidential knowledge of the operations of the Company or any Company Subsidiary were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than Buyer or its Affiliates, and Seller covenants and agrees that it will not and its Subsidiaries will not following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use in any such way any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is or becomes generally available to the public through no fault of Seller.

               (d) The parties hereto recognize and agree that in the event of a breach of this Section 5.04, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of this Section 5.04, Buyer and its Affiliates shall be entitled to an injunction restraining the Company and Seller from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and its Affiliates may otherwise have under Applicable Law.

          5.05 ESTOPPEL CERTIFICATES; LESSOR WAIVERS. Between the date hereof and the Closing Date, Seller shall use its, and shall cause the Company and any Company Subsidiary to use their, commercially reasonable efforts to have delivered to Buyer at or prior to the Closing estoppel certificates and lessor waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms other than the replacement of guaranties by Seller with guaranties by Aceomatic-Recon Holdings Corporation ("Holdings") on substantially similar terms and conditions), in a form reasonably acceptable to Buyer and its lenders (the "Estoppel Certificates"), from each lessor requested by Buyer's lenders.

          5.06 REQUIRED CONSENTS. Seller shall use its, and shall cause the Company and the Company Subsidiaries to use their, commercially reasonable efforts to obtain, on or prior to the Closing Date, all Required Consents, including those set forth on SCHEDULE 5.06 hereto.

          5.07 EMPLOYMENT AGREEMENT. The severance obligations provided for in that certain employment agreement, dated as of March 27, 2000, by and between the Company and Frank A. Papa, including any special actual or contingent severance or payment obligations in the event of a change of control, will be obligations of Seller, unless Mr. Papa remains employed by the Company or any Affiliate thereof (whether as an employee, consultant, independent contractor or otherwise) for more than forty five (45) days after the Closing Date, in which event, such obligations will be obligations of the Company.

          5.08 EXCLUSIVITY. Neither Seller nor any of its affiliates, agents or representatives will, directly or indirectly, encourage, initiate or solicit offers for, furnish information regarding or engage in any negotiations, meetings or other communications with any third party concerning, or enter into any agreements with respect to, any acquisition of the Company or any Company Subsidiary or any of the businesses of the Company or any Company Subsidiary, by any party other than Buyer prior to termination of this Agreement.

          5.09 RESIGNATIONS. At the Closing, Seller shall cause the Company and each Company Subsidiary to deliver written resignations of their respective directors and officers set forth on SCHEDULE 5.09 and of the trustees, plan administrators and fiduciaries of their respective Benefit Plans, except trustees of the 401(k) plan for the benefit of the employees of the Company's All Trans division, which is located in Portland, Oregon. Seller will also deliver to Buyer evidence satisfactory to Buyer, in its sole discretion, of the revocation of any powers of attorney or any authorization of any person to draw on the bank accounts of the Company and any Company Subsidiary.

          5.10 NONCOMPETITION.

               (a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Compete Period") Seller shall not, and will cause its Subsidiaries not to, sell anywhere in the world (and Seller shall not contest such geographic scope in any litigation, arbitration or dispute between Seller and/or its Subsidiaries and Buyer or any of its Affiliates) (i) transmission parts and components for automobiles and light trucks directly to customers in the Independent Aftermarket (i.e., customers other than vehicle original equipment manufacturers ("OEMs") and their dealers) or (ii) complete transmissions for automobiles and light trucks directly to transmission repair specialists in the Independent Aftermarket; provided, however, that it shall not be considered a violation of this Section 5.10(a) if, during the Non-Compete Period, (x) Seller or any of its Subsidiaries acquires, by any means, a company (or all or substantially all of the assets of a company) with respect to which less than twenty percent (20%) of its net sales are generated by activities described in clauses (i) and (ii) above, and such activities have completely ceased within one year after such acquisition, or (y) Seller or any of its Subsidiaries sells transmission parts and components in the ordinary course of providing reverse logistics services for its OEM customers. As used herein, reverse logistics means the process in which automotive parts and components are sent by an OEM and/or its dealers to Seller or one of its Subsidiaries, which then does any of the following with such parts and components: (a) distributes them to other OEM dealers; (b) sells them, by auction or another method required by the OEM, to remanufacturers, rebuilders, wholesale distributors, jobbers, core brokers or end users; (c) sells them for scrap; or (d) destroys them.

               (b) During the Non-Compete Period, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or of any Company Subsidiary to leave the employ of the Company or a Company Subsidiary, as applicable, for any reason whatsoever nor shall they offer or provide employment (whether such employment is for Seller, any Subsidiary or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six months immediately prior thereto was an employee of the Company or any Company Subsidiary; PROVIDED, HOWEVER, that this Section 5.10(b) shall not apply to Frank Papa from and after the time he ceases to be an employee of the Company if he ceases to be an employee of the Company within 45 days after the Closing Date.

               (c) Seller shall not contest, and shall cause its Subsidiaries not to contest, that Buyer's, the Company's and each Company Subsidiary's remedies at law for any breach or threat of breach by Seller or any of its Affiliates of the provisions of this Section 5.10 will be inadequate, and that Buyer, the Company and each Company Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Section 5.10 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer, the Company and each Company Subsidiary may be entitled at law or equity. The restrictive covenants contained in Section 5.10 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which Seller or its Subsidiaries may allege against Buyer, the Company or any Company Subsidiary under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

               (d) If any of the provisions contained in this Section 5.10 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

          5.11 LETTER OF CREDIT; ESCROW AGREEMENT. At the Closing, Seller shall deliver to the escrow agent (the "Escrow Agent"), pursuant to an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit F with such other terms and conditions as shall be required by the Escrow Agent, a letter of credit, in form and substance reasonably acceptable to Buyer, in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) issued by the Bank of America, The Chase Manhattan Bank or another commercial bank reasonably acceptable to Buyer (the "Letter of Credit"), which shall provide for draws solely pursuant to written instructions from the Escrow Agent pursuant to
Section 4 of the Escrow Agreement or the final order of a court of competent jurisdiction.

          5.12 DISCHARGE OF INDEBTEDNESS. Seller shall cause all Indebtedness of the Company and the Company Subsidiaries to be paid, performed, defeased or discharged on or prior to the Closing Date, such that the Company and the Company Subsidiaries shall have no Indebtedness as of the Closing.

          5.13 CANCELLATION OF INTERCOMPANY ACCOUNTS, LIABILITIES AND AGREEMENTS. Seller and the Company shall cause the cancellation and/or payment in full of all intercompany accounts, liabilities and agreements between the Company or any Company Subsidiary, on the one hand, and the


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


Seller or any Subsidiary of Seller (other than the Company or any Company Subsidiary), on the other hand (collectively, the "Intercompany Accounts"); PROVIDED, HOWEVER, that this Section 5.13 shall not prohibit the transactions contemplated by this Agreement.

          5.14 SELF-INSURED LIABILITIES. From and after the Closing, with respect to any Damages incurred prior to Closing relating to the Company or any Company Subsidiary of a nature as to which insurance is generally available but as to which Seller, the Company or any Company Subsidiary is self-insured (including, without limitation, claims with respect to damage to or by automobiles), Seller will be responsible for maintaining such coverage with respect to such claim (and, making payments with respect to the self-insured portion of such claim, if, as and when such payments are due) in substantially the same manner as maintained by Seller, the Company or the Company Subsidiaries prior to Closing.

          5.15 CERTAIN CONTINUING OBLIGATIONS. From and after the Closing Date, Seller retains and/or assumes all liabilities and obligations relating to or arising from the items set forth on SCHEDULE 3.12 (including, in the case of SLAUSON TRANSMISSION PARTS V. AFTERMARKET TECHNOLOGY CORP., ET AL. (identified in Part A(1) of SCHEDULE 3.12), any other Proceeding to the extent that it arises out of the same or substantially similar facts and relates to the same or substantially similar claims as those in SLAUSON TRANSMISSION PARTS V. AFTERMARKET TECHNOLOGY CORP., ET AL. (collectively, the "Slauson Litigation")); PROVIDED, HOWEVER, that (i) Seller shall not bear any liability or obligation in respect of stolen cash set forth in Part C of SCHEDULE 3.12, (ii) liabilities and obligations of Seller, if any, with respect to matters set forth in Part F of SCHEDULE 3.12 shall be governed by Article IX and not by this Section 5.15,
(iii) liabilities and obligations of Seller, if any, with respect to the matter set forth in Part A(4) of Schedule 3.12 shall be controlled by Section 7.13 and not by this Section 5.15, (iv) with respect to the matter set forth in Part H(2) of SCHEDULE 3.12, Seller shall only be liable with respect to liabilities and obligations relating to or arising from actions or omissions prior to the Closing Date and (v) Seller's retention and/or assumption of liabilities and obligations relating to or arising from the Slauson Litigation shall not affect Seller's rights under Section 6.06. Seller shall continue to defend the Slauson Litigation after the Closing with respect to claims made against the Company and the Company Subsidiaries; Seller shall not have the right to terminate its defense of such litigation pursuant to Section 9.04(f). Seller shall indemnify and hold harmless Buyer and the Company from any Damages relating to the settlement or verdict costs of Patrick and/or Diane Townes (other than the defense fees, costs and expenses of Patrick and/or Diane Townes) in TRANSTAR INDUSTRIES, INC. V. PATRICK TOWNES, ET AL. (U.S. District Court for the Northern District of Alabama, Southern District), except to the extent the obligation to pay such settlement or verdict costs exists (or is alleged to exist by Patrick and/or Diane Townes) as a result of an agreement or commitment made by Buyer or the Company after the Closing Date.

          5.16 ADDITIONAL KNOWLEDGE. On or before September 5, 2000 Seller shall deliver a copy of this Agreement and the Schedules hereto to Tom Conroy, Tom DeMille, Gordon King, Steven Parrish, Roger Schepman and Corby Wilemon for their review and, on or before September 8, 2000, Seller shall disclose in writing to Buyer whether, to the actual knowledge of such persons, any of the representations or warranties contained in Article III are not true in all material respects.

          5.17 MEMPHIS BRANCH RELOCATION. Seller shall indemnify and hold harmless Buyer and the Company from any Damages incurred by either of them to the extent arising out of (i) the failure of Great Neck Saws to honor the letter agreement referred to in Item I(10) on SCHEDULE 3.13 or (ii) the failure of any of the conditions set forth in Section 3 of the Termination Agreement referred to in Item I(9) on Schedule 3.13.

          5.18 LASALLE MASTER LEASE AGREEMENT. Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to obtain the consent of LaSalle National Leasing Corporation and its successors and assigns ("LaSalle") to (i) amendments to that certain Master


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


Lease Agreement, dated as of July 29, 1999 among LaSalle National Leasing Corporation, its successors and assigns and Aaron's Automotive Products, Inc. and other Subsidiaries of Seller (the "LaSalle Master Lease Agreement"; the LaSalle Master Lease Agreement, as so amended, is the "Amended LaSalle Master Lease Agreement") and (ii) entry into a new, stand-alone master lease agreement, on substantially similar terms and conditions to those contained in the LaSalle Master Lease Agreement, among LaSalle, its successors and assigns and the Company and the Company Subsidiaries (the "Company Master Lease Agreement"), that will have the effect that: (w) leases of personal property by the Company or any of the Company Subsidiaries that, prior to the Closing, had been governed by the LaSalle Master Lease Agreement, shall instead be governed after the Closing by the Company Master Lease Agreement; (x) no new leases of assets and no extensions of existing leases of assets shall be permitted under the Company Master Lease Agreement for so long as Seller retains any liability or obligation as guarantor thereof, (y) any action or omission by Seller or any of its Subsidiaries after the Closing Date (including, without limitation, the breach by Seller or any of its Subsidiaries of the Amended LaSalle Master Lease Agreement) shall have no effect on, and shall cause no Damages or additional liabilities or obligations to be suffered by or imposed upon, the Company or any of the Company Subsidiaries; and (z) any action or omission by the Company or any of the Company Subsidiaries after the Closing Date (including, without limitation, the breach by the Company or any of the Company Subsidiaries of the Company Master Lease Agreement) shall have no effect on, and shall cause no Damages or additional liabilities or obligations to be suffered by or imposed upon, Seller or any of its Subsidiaries; PROVIDED, HOWEVER, that neither Seller nor any of its Affiliates shall be required to (A) pay money or other consideration, or (B) agree to the inclusion of any provisions of the Amended LaSalle Master Lease Agreement or the Company Master Lease Agreement (other than those consistent with the LaSalle Master Lease Agreement (excluding its cross-default-type provisions with respect to the Company or any of the Company Subsidiaries) or having the effects set forth in the above clauses (x), (y) and
(z)), in order to obtain the consent of LaSalle to the entry into the Amended LaSalle Master Lease Agreement or the Company Master Lease Agreement.

          5.19 ASSIGNMENT OF USER SEATS. On or prior to the Closing Date, Seller shall assign to the Company, subject to the underlying license agreement, all of Seller's right, title and interest in and to 100 Lotus Notes user seats, as described in Item E(3) of SCHEDULE 3.20.

          5.20 MANDATORY PREPAYMENT AND DELIVERY IN PLEDGE. Seller will comply with the terms of the Consent and will take all actions in its control necessary to satisfy all the conditions set forth in the Consent.

                                   ARTICLE VI
                               COVENANTS OF BUYER

          6.01 CONFIDENTIALITY.

               (a) Buyer will, and will cause its Affiliates, directors, officers, employees, counsel, financial advisors, accountants, actual or prospective lenders, agents and representatives (collectively, the "Buyer Representatives") to, treat any data and information obtained with respect to the Company, any Company Subsidiary or Seller from any representative, officer, director or employee of the Company or Seller, or from any books or records of the Company, any Company Subsidiary or Seller in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to any other third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to: (i) information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation; (ii) information available to Buyer or its Affiliates or representatives on a non-confidential basis prior to its disclosure pursuant to this Agreement, (iii) information that is required to be disclosed by Applicable Law; (iii) any disclosure of such


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


information in litigation (under appropriate seal of court) or arbitration (under appropriate seal of confidentiality) between the parties hereto in the course of such litigation or arbitration; or (iv) any information that is disclosed by Buyer after the Closing shall have occurred; PROVIDED, HOWEVER, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to the Company and the Company Subsidiaries.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of the Company, will, and will cause the Buyer Representatives to, promptly deliver to the Company any and all documents or other materials furnished by the Company, any Company Subsidiary or Seller to Buyer in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the Company, any Company Subsidiary or Seller to Buyer shall be destroyed by Buyer, redacted to remove such information or shall be turned over to the Company, and Buyer shall confirm to the Company and Seller in writing that all such materials have been turned over, redacted or destroyed. No failure or delay by the Company and Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to the Company and Seller for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the Company and Seller therefrom. Accordingly, if there should be a breach or threatened breach of this Section 6.01, the Company and Seller shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by the Company and Seller. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the Company and Seller may otherwise have under Applicable Law.

          6.02 ACCESS TO INFORMATION; BOARD OBSERVER.

               (a) Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2006, Buyer and the Company will, and Buyer will cause the Company to, promptly: (a) furnish to Seller and its counsel, financial advisors, auditors and other authorized representatives such information relating to the Company, any Company Subsidiary or the Business as Seller may reasonably request in connection with the calculation of Net Working Capital and Net Cash pursuant to Section 2.03 (including, without limitation, complete access to all books and records of the Company and the Company Subsidiaries that are in any way relevant to the calculation of Net Working Capital or Net Cash and all work papers used by Buyer and its representatives in calculating Proposed Net Working Capital or Proposed Net Cash; provided, with respect to such work papers, that Seller executes such documents and takes such actions as shall be requested by Buyer's firm of certified public accountants), preparation of Tax Returns, litigation or other Proceedings, or similar matters involving the operations of the Company and the Company Subsidiaries on or prior to the Closing Date and (b) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company, the Company Subsidiaries and Buyer to cooperate in all reasonable respects with Seller and its counsel, financial advisors, auditors and other authorized representatives in connection with the calculation of Net Working Capital and Net Cash pursuant to Section 2.03, preparation of Tax Returns and in connection with litigation or other Proceedings, or similar matters involving the operations of the Company and the Company Subsidiaries on or prior to the Closing Date. After the Closing Date, in the event that the Company or any Company Subsidiary intends to destroy any documents that contain or otherwise reflect information in connection with the Business for any period prior to the Closing Date, the Company will provide written notice to Seller of such intention to destroy such documents and provide Seller with the opportunity to request that such documents instead be delivered to Seller. Any information or documents provided to Seller pursuant to this Section 6.02 shall be held by Seller pursuant to Section 5.04 and shall be destroyed, redacted to remove such information or returned to Buyer promptly upon the conclusion of their use by the Seller for the purposes herein specified and Seller shall reimburse the Buyer, the Company or any applicable Company Subsidiary for the reasonable expenses incurred by any employees or representatives of Buyer, the Company or any applicable Company Subsidiary in connection with complying with this Section 6.02(a); PROVIDED, HOWEVER, that expenses incurred in connection with (i) the calculation of Net Working Capital or Net Cash shall be paid only by the Company (without right of reimbursement from Seller) and (ii) the preparation of Tax Returns for any Straddle Period shall be paid by Seller and the Company to the proportionate extent (based on relative numbers of months) such Straddle Period includes periods before and after the Closing Date, respectively.

               (b) For so long as Seller owns shares of Buyer's Series B Preferred Stock, Seller shall be entitled to designate an observer who shall be entitled: (i) to attend (but not vote at) all meetings of Buyer's and the Company's Boards of Directors and any respective committees thereof; (ii) to receive all materials and information provided to members of Buyer's or the Company's Boards of Directors or any respective committees thereof concurrently with the provision of such materials and information to such directors; (iii) to have the same rights (and remedies) to examine Buyer's and the Company's respective stock ledgers, lists of stockholders and books and records as are possessed by a director of Buyer or the Company pursuant to Section 220(d) of the Delaware General Corporation Law (or similar statute, if Buyer or the Company ceases to be a corporation organized under the laws of the State of Delaware).

          6.03 EMPLOYEE BENEFITS.

               (a) Following the Closing, Buyer shall, and Buyer shall cause the Company and the Company Subsidiaries to, honor all unused vacation, holiday, sickness, personal days and other benefits accrued by the employees of the Company and the Company Subsidiaries (including those on leave of absence and disability (the "Affected Employees") under the policies and practices of the Company and the Company Subsidiaries to the extent that liability for those benefits does not exceed $1,226,000. With respect to the welfare benefits provided to any Affected Employees of the Company or any of the Company Subsidiaries under any of Buyer's plans, Buyer shall cause the Company and any Company Subsidiaries to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the then existing plans of the Company or the relevant Company Subsidiaries absent any change in such welfare plan coverage) and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Buyer shall provide each Affected Employee with credit for all service with the Company and its ERISA Affiliates for purposes of eligibility and vesting under each employee benefit plan, policy, program or arrangement of Buyer, the Company or any Company Subsidiary in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

               (b) Seller shall take all actions necessary to cause, effective as of the Closing Date, the account balances of the Affected Employees in the Aftermarket Technology Corp. Retirement Savings Plan (the "ATC Savings Plan") to be fully vested and nonforfeitable. As soon as practicable following the Closing, Seller shall cause, pursuant to Section 414(l) of the Code, the transfer of (i) the account balances of the Affected Employees including outstanding loans of such persons and (ii) assets having a value equal to said account balances to a tax exempt trust of a profit-sharing plan maintained by Buyer which is qualified under Section 401(a) of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code (the "Buyer's 401(k) Plan") and Buyer shall cause the trustee(s) of such trust to accept such transfer (the "401(k) Transfer"). The assets transferred shall consist of cash and promissory notes evidencing outstanding loans from the ATC Savings Plan to the Affected Employees. Buyer shall, prior to the Closing, notify the Company in writing of the identity of Buyer's 401(k) Plan. From and after the 401(k) Transfer, Buyer shall assume any and all responsibility and liability for the maintenance and administration of the account balances of the Affected Employees under the ATC Savings Plan and Seller shall have no further obligations with respect thereto.

               (c) Prior to November 1, 2000, neither the Buyer, nor the Company, nor any Company Subsidiary shall reduce the level of benefits provided by or terminate any Benefit Plan maintained by the Company for the employees of its All Trans Parts division as listed on Schedule 3.18, including but not limited to the All Trans Parts Inc. 401(k) Plan.

               (d) Seller shall be responsible for any claims incurred by the Affected Employees and their dependents under Seller's welfare benefit plans on or before the Closing Date (notwithstanding that such claims are filed or reported on or after the Closing Date) in accordance with the terms of such plan. The parties agree that for purposes of this Section 6.03(d), a claim is deemed incurred when the services that are the subject of such claim are performed or rendered. Any expense, liability, or benefit with respect to claims incurred by the Affected Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer.

               (e) From and after the Closing Date, Buyer shall provide and be fully responsible for the continuation coverage required by Section 4980b of the Code and Sections 601 through 608 of ERISA for all Affected Employees and their qualified beneficiaries.

          6.04 SOLVENCY OPINION. Buyer shall promptly retain a nationally recognized firm of valuation consultants (the "Valuation Consultants"), and shall promptly provide to the Valuation Consultants all information in Buyer's possession or control requested by the Valuation Consultants with the goal of enabling the Valuation Consultants to be in a position to deliver its written opinion to Seller on the Closing Date, in form and substance reasonably satisfactory to Seller, as to whether, immediately after and giving effect to the consummation of the transactions contemplated hereby (including, without limitation, the financing of the transactions contemplated hereby) (the "Transactions"), Buyer and its Subsidiaries on a consolidated basis are solvent. Such written opinion will value the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Transactions and the associated indebtedness. Seller shall within five days of written request from Buyer reimburse Buyer for all fees and expenses of the Valuation Consultants.

          6.05 ENVIRONMENTAL REPORTS. Buyer shall deliver to Seller copies of any final reports generated by or on behalf of Buyer through the environmental investigations described in clause (a) of Section 5.02, except those prepared by Buyer's counsel; PROVIDED, HOWEVER, that in the case that any reports are not finalized, the most recent draft thereof shall be delivered to Seller on or before the Closing Date.

                                   ARTICLE VII
                            COVENANTS OF ALL PARTIES

          7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law or otherwise to consummate the transactions contemplated by this Agreement, including, without limitation, commercially reasonable efforts to cause all conditions of Closing to be satisfied. Buyer, the Company and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting the generality of Section 11.07, the parties understand and agree that any provisions that were included in any prior drafts of this Agreement but that are not included in this Agreement, as executed, shall not be deemed, in any way, to suggest or support any interpretation or construction that the subject matter of any such omitted provision is or should be excluded from the obligations set forth in this Section 7.01.

          7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall promptly furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act and the rules of the Federal Trade Commission thereunder. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Buyer or its Affiliates (i) to initiate, pursue or defend any litigation (or threatened litigation) with respect to the antitrust laws of the United States to which the Antitrust Division of the Justice Department, the Federal Trade Commission or the attorney general of any state is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Company or the Company Subsidiaries or the business or operations of Buyer, any Affiliate of Buyer, the Company or any of the Company Subsidiaries, (B) the right of Buyer or its Affiliates to acquire or hold the Company, the Company Subsidiaries or their respective businesses, or (C) the right of Buyer to exercise full rights of ownership of the business or all or any material portion of the assets of the Company or the Company Subsidiaries; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any material portion of the business, assets or operations of Buyer, any Affiliate of Buyer, the Company or any Company Subsidiary. In addition, notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Seller or its Affiliates to initiate, pursue or defend any litigation (or threatened litigation) with respect to the antitrust laws of the United States to which the Antitrust Division of the Justice Department, the Federal Trade Commission or the attorney general of any of the fifty states is a party.

          7.03 PUBLIC ANNOUNCEMENTS. Up to and including the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto (which such approval shall not unreasonably be withheld), unless such party reasonably concludes that such release of information is required by Applicable Law or NASDAQ regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

          7.04 ADMINISTRATION OF ACCOUNTS. All payments, reimbursements and other property received by Seller after the Closing Date from any third party in the name of or otherwise belonging to the Company or any Company Subsidiary shall be held by Seller in trust for the benefit of the Company or the relevant Company Subsidiary, as the case may be, and, promptly upon receipt by Seller of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to the Company or the relevant Company Subsidiary, as the case may be, the amount of such payment or reimbursement. From and after the Closing Date, Buyer shall have the right and authority to endorse without recourse the name of the Seller or any of its Affiliates on any check or any other evidence of indebtedness received by Buyer, the Company or any Company Subsidiary as payment of monies or other consideration owed to the Company or any of the Company Subsidiaries.

          7.05 TAXES. The indemnification provisions of this Section 7.05 are hereby made subject to the provisions of Article IX hereof, which shall control over this Section 7.05 in case of conflict or conflicting interpretations.

               (a) All sales, use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Seller.

               (b) Seller shall be liable for and indemnify Buyer, the Company or the relevant Company Subsidiary, as the case may be, for all Taxes: (A) imposed on the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date ("Straddle Period"), the portion of such Straddle Period ending on and including the Closing Date or (B) resulting from the Company or any Company Subsidiary being liable for any Taxes of any consolidated group of which the Company or any Company Subsidiary was a member prior to the Closing Date pursuant to Treasury Regulation Section 1502-6 or any analogous state or local tax provision. The Company and the Company Subsidiaries shall be liable for, and Buyer shall indemnify Seller and its Affiliates for, all Taxes imposed on Seller or any of its Affiliates with respect to the Company or any of the Company Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

               (c) For purposes of paragraph (b), any Income Tax Return of the Company or a Company Subsidiary for the short period that ends on the Closing Date shall be prepared using the closing of the books method. In addition, whenever it is necessary to determine the liability for Taxes of the Company or any of the Company Subsidiaries for a portion of a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date, shall be determined by assuming that the Company or the relevant Company Subsidiary had a taxable year or period that ended at the close of the Closing Date, except that any such Tax imposed annually based on ownership of assets on a particular date shall be prorated on a daily basis to the period to and including the Closing Date and the period thereafter.

               (d) Seller shall be entitled to any refund of any Taxes of the Company or any of the Company Subsidiaries, including interest paid thereon, with respect to periods ending on or before the Closing Date and the portion of any Straddle Period that begins before and ends on the Closing Date, except to the extent that such refund is reflected in Final Net Working Capital. Seller shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of Seller by the Company or any of the Company Subsidiaries. If Seller elects to make a claim for refund, Buyer and the Company shall, and shall cause each of the Company Subsidiaries to, cooperate fully in connection therewith. Notwithstanding the foregoing, Seller shall not be entitled make any claim for refund of Taxes which would adversely affect the liability for Taxes of Buyer, the Company or any of the Company Subsidiaries for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller have indemnified Buyer against the effects of any such settlement. Seller shall reimburse Buyer and the Company for reasonable out-of-pocket expenses incurred in providing such cooperation.

               (e) Buyer and Seller agree to report any indemnification payment made by Seller under this Section 7.05 as an adjustment to purchase price, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

               (f) Without the prior written consent of Seller (which shall not unreasonably be withheld), neither Buyer nor the Company, nor any of the Company Subsidiaries nor any Affiliate of Buyer shall (i) make any election or (ii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other taxing authority with respect to any tax period ending on, before or including the Closing Date that would have the effect of increasing the liability for any Taxes or reducing any Tax benefit of Seller, the Company or any of the Company Subsidiaries.

               (g) Seller shall file or cause to be filed when due, including extensions thereof, all Tax Returns that are required to be filed with respect to the Company or any of the Company Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. All determinations with respect to such Tax Returns shall be made in the sole discretion of Seller, PROVIDED that such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise provided by Applicable Law. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to the Company or any of the Company Subsidiaries for taxable years or periods beginning and ending after the Closing Date and shall pay any Taxes due in respect of such Returns. Buyer shall prepare and file or cause to be filed all Tax Returns that are required to be filed with respect to the Company or any of the Company Subsidiaries for any Straddle Period taxable year, PROVIDED, HOWEVER, that Buyer shall provide a copy of such Tax Returns to Seller at least thirty (30) days prior to the filing date for Seller's review and such Tax Returns shall not be filed without the prior written consent of Seller, which shall not unreasonably be delayed or withheld. Seller and Buyer agree to negotiate and resolve in good faith any issue arising as a result of the preparation of such Tax Returns. In the event the parties are unable to resolve any dispute before the due date of any such Tax Return, including extensions thereof, if a request for extension has been timely filed, Seller and Buyer shall jointly select a public accounting firm with nationally recognized tax expertise ("Tax Arbitrator") to resolve the dispute. If the Tax Arbitrator has not resolved the dispute within five (5) Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return in accordance with its position on such disputed issue without Seller's consent. Notwithstanding the filing of such Tax Return, the Tax Arbitrator shall make a determination with respect to any disputed issue, and the amount of Taxes for which Seller is responsible pursuant to Section 7.05(c) shall be as determined by the Tax Arbitrator. The fees and expenses of the Tax Arbitrator shall be paid equally by Buyer and Seller. Not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return, Seller shall pay to Buyer an amount equal to the Taxes allocable to Seller pursuant to Section 7.05(c). Notwithstanding the foregoing, in the case of a dispute, Seller shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return, the amount of Taxes that Seller reasonably believe at such time is properly allocable to Seller pursuant to Section 7.05(c). If the Tax Arbitrator later determines that Seller or Buyer is responsible for a greater amount of Tax, Seller or Buyer, as appropriate, will pay such additional Tax as determined by the Tax Arbitrator to the other party along with interest at the Applicable Rate from the due date of Seller's original Tax payment. No payment pursuant to this Section shall exempt Seller from its indemnification obligations pursuant to this Agreement if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of Seller exceeds the amount of Seller's payment under this Section.

               (h) Whenever Buyer receives a notice of any pending or threatened Tax audit or assessment for any taxable period for which Seller is or may be liable under this Agreement, Buyer shall promptly inform Seller in writing, PROVIDED that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Seller shall have the right to control, at its own cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute for tax periods ending on or before the Closing Date. In the case of a Straddle Period, Seller shall be entitled to participate, at its expense, in any Tax audit or administrative or court proceeding relating to (in whole or in part) Taxes of the Company or any Company Subsidiary attributable to the portion of such period ending on or before the Closing Date, and with written consent of Buyer (which consent shall not unreasonably be withheld), may assume entire control of such audit or proceeding. None of the Buyer, the Company or any Company Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (i) for any taxable period for which Buyer is liable under this Agreement or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Buyer is or may be liable under this Agreement, Seller shall promptly inform Buyer in writing, and Buyer shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller is liable under this Agreement.

               (i) Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller and the Company or any of the Company Subsidiaries shall be terminated as to the Company and the Company Subsidiaries as of the Closing Date, and no payments which are owed by or to the Company or any of the Company Subsidiaries pursuant thereto shall be made thereunder.

               (j) Each of Buyer and Seller will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance. Without limiting in any way the foregoing provisions of Section 7.05 or this Section 7.05(j), Buyer hereby agrees that it will retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which it possesses and which may be relevant to such returns of the Company and the Company Subsidiaries for all taxable periods ending on or prior to the Closing Date, and that such records shall be maintained until the expiration of the applicable statute of limitations, including any extensions thereto. Further, Buyer will not destroy or otherwise dispose of such records without first providing Seller with a reasonable opportunity to review and copy such records.

               (k) Buyer and Seller shall (i) make the election permitted to be made under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (the "Section 338(h)(10) Elections") with respect to the Company, (ii) take all actions necessary to effect and preserve timely such Section 338(h)(10) Elections in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and (iii) take no position inconsistent with treating the purchase of the capital stock of the Company as a
Section 338(h)(10) Election. Buyer shall prepare a draft Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law and provide such draft to Seller within ninety (90) days after the Closing Date for Seller's review. Buyer and Seller shall file all Tax Returns in a manner consistent with the
Section 338(h)(10) Elections, Form 8023 and any accompanying schedules and such other documents and forms as are required by law to effectuate the Section 338(h)(10) Elections.

               (l) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule (the "Preliminary Section 338 Schedule") setting forth a preliminary allocation of the "Aggregate Deemed Sale Price" (as defined in section 1.338-4T of the Treasury Regulations) of the Company and the Company Subsidiaries among the assets of the Company and the Company Subsidiaries that are deemed to have been purchased pursuant to the election under section 338(h)(10) of the Code and comparable state tax provisions. Buyer shall also deliver a preliminary determination of the amounts required to be entered in Sections E and F of IRS Form 8023 (and comparable sections of any election forms for state tax law purposes). Such schedule shall be subject to the review and approval of Seller. If Seller and Buyer are unable to resolve any disagreement as to the allocations set forth in the Preliminary
Section 338 Schedule, the disputed allocation or amount shall be reviewed and determined by the Tax Arbitrator selected pursuant to or in accordance with the terms of Section 7.05(g), which determination shall be final. Upon Seller's approval of the Preliminary Section 338 Schedule (or a determination by the Tax Arbitrator of all disputed allocations and amounts), Buyer shall deliver to Seller a "Final Section 338 Schedule." If any changes are required to be made to the section 338 election forms or schedules (including the Final Section 338 Schedule), the parties shall promptly and in good faith reach an agreement as to the changes required to be made. Seller and Buyer shall use the Final Section 338 Schedule for purposes of preparing all reports and Returns with respect to Taxes. The parties agree that all costs in connection with the preparation and delivery of the Preliminary Section 338 Schedule and the Final Section 338 Schedule shall be borne by Buyer, provided that any fees incurred in resolving any disagreement over the Preliminary Section 338 Schedule shall be borne equally by Buyer and Seller.

          7.06 INSURANCE.

               (a) Between the date hereof and the Closing Date, Seller shall cause the Company to not take or fail to take any action if such action or inaction, as the case may be, would adversely affect, in any material respect, the applicability of any insurance in effect on the date hereof that covers any assets of the Company, any of the Company Subsidiaries or the Business with respect to the period of time ending on the Closing Date.

               (b) Subject to the provisions of Section 7.06(c), from and after the Closing Date, Seller shall provide to the Company and the Company Subsidiaries the benefit of:

                    (i) "occurrence based" casualty or general liability policies of insurance maintained by Seller or any of its Affiliates prior to the Closing in respect of any losses arising out of or based upon occurrences prior to the Closing Date or the operation or conduct of the Business prior to the Closing Date; and

                    (ii) "claims made" casualty or general liability policies of insurance maintained by Seller or any of its Subsidiaries prior to the Closing in respect of any losses arising out of or based upon claims made prior to the Closing Date.

               (c) With regard to any claim covered by Section 7.06(b), Buyer, the Company or the relevant Company Subsidiary shall tender such claim to Seller for resolution. Seller and its Subsidiaries shall commercially reasonably pursue all rights thereunder and shall remit to the Company any and all proceeds received therefrom. Subject to right of indemnity, if any, pursuant to Article IX, the Company and the Company Subsidiaries shall be responsible for any deductibles associated with the applicable policies of insurance from third parties (in no event to apply to self-insurance by Seller or any of its Affiliates) and for any losses in excess of maximums (if any) applicable to any such policies of insurance; PROVIDED, HOWEVER, that any amounts paid by the Company or the Company Subsidiaries for such deductibles or losses in excess of such maximums shall, to the extent, if any, that they constitute indemnifiable claims pursuant to Section 9.01(a), count in determining whether the Aggregate Basket or the Mini-Baskets (if applicable) have been equaled or exceeded by the aggregate Damages of Buyer Indemnitees.

          7.07 USE OF NAME; LOGO. Simultaneously with the Closing hereunder, Seller shall grant the Company and the Company Subsidiaries a 365 day (such time period, running from the Closing Date through the end of the 365th day after the Closing Date, is the "Transition Period"), royalty free, non-exclusive and non-transferable license to continue to use the logo set forth on SCHEDULE 7.07 in any medium, including, without limitation, signs, boxes, invoices and promotional material, in which it is displayed on the date hereof. The parties agree and acknowledge that use of such logo by the Company or any Company Subsidiary after the end of the Transition Period would infringe Seller's intellectual property rights, and accordingly, Buyer covenants that it will cause the Company and the Company Subsidiaries, to cease all use of such logo after the end of the Transition Period. On the Closing Date, the Certificate of Incorporation of the Company shall be amended in order to change its name to a name that does not contain any direct or indirect reference to Seller or the letters "ATC." Within two (2) weeks after the Closing Date, Buyer shall cause the Company to make appropriate filings, reflecting such name change, in each jurisdiction in which the Company is authorized to conduct business as a foreign corporation. Except to the extent expressly permitted by the license to be granted pursuant to the first sentence of this Section 7.07, from and after the Closing Date Buyer shall take all steps necessary to cause the Company and each Company Subsidiary to forthwith cease all use, in any medium, that states or implies that the Company or such Company Subsidiary is an Affiliate of Seller; PROVIDED, HOWEVER, that Buyer shall take all steps necessary to cause the packaging materials, catalogs and printed promotional materials containing the logo set forth on SCHEDULE 7.07 that are used by the Company or the Company Subsidiaries on and after the 30th day after the Closing Date and prior to the end of the Transition Period, to bear a sticker or other clear notification stating that the Company and the Company Subsidiaries are not affiliated with Seller.

          7.08 BRANCH CLOSURES. Concurrent with the Closing, the Company will assign to Seller all its rights, and Seller will assume all of the Company's and the Company Subsidiaries' liabilities and will indemnify the Company and the Company Subsidiaries against the same, with respect to the leases of the equipment and real properties set forth in SCHEDULE 7.08, or, to the extent such leases are not assignable, the Company and Seller will take all commercially reasonable steps to provide to Seller and the Company the benefits of an assignment.

          7.09 LEASE GUARANTIES.

               (a) The parties hereto shall use their commercially reasonable efforts to obtain releases of all guaranties by Seller (i) of real property lease obligations of the Company or any of the Company Subsidiaries under leases with respect to real properties listed on SCHEDULE 7.09 (the "Scheduled Leases") and (ii) of personal property lease obligations of the Company or any of the Company Subsidiaries under the LaSalle Master Lease Agreement and the Company Master Lease Agreement; PROVIDED, HOWEVER, that neither Buyer nor any of its Affiliates shall be required to pay money or other consideration or agree to any amendments or modifications to any real property lease obligations, other than the replacement of such guaranties by Seller with guaranties by Holdings on substantially similar terms (subject to compliance with any of Holdings' bank agreements), in order to obtain such releases. From and after the Closing, Buyer and the Company shall indemnify and hold harmless Seller and any of its Subsidiaries (other than the Company and the Company Subsidiaries) against any Damages suffered or liability incurred by Seller or any of its Subsidiaries to the extent that such Damages or liabilities of Seller or its Subsidiaries arise from actions or inactions of the Company or any of the Company Subsidiaries after the Closing Date pursuant to (a) the Company Master Lease Agreement (if the same shall exist), (b) the LaSalle Master Lease Agreement (if the Company Master Lease Agreement shall not exist), to the extent such Damages or liabilities relate to equipment leased by the Company or any of the Company's Subsidiaries or (c) any Scheduled Lease, except, in any such matter, to the extent such Damages or liability result from or arise out of matters covered by Section 9.01(a) (without giving effect to Sections 9.01(b) or 9.01(c)), including, without limitation, breaches of such guarantied leases occurring prior to the Closing Date or obligations undertaken by Seller or the Company after the date hereof and prior to the Closing Date in violation of
Section 5.01.

               (b) Notwithstanding anything to the contrary provided in this Agreement, from and after the Closing, Buyer shall not, and shall cause the Company and the Company Subsidiaries not to, (i) permit or agree to the renewal or extension of the term of any Scheduled Lease beyond the minimum term provided in such Scheduled Lease (whether or not such renewal or extension is provided for in such Scheduled Lease) unless Seller shall have no liabilities or obligations whatsoever as guarantor with respect to such Scheduled Lease during or after the period of such renewal or extension or (ii) hold over the tenancy of the Company or any Company Subsidiary beyond the end of the minimum term provided for in a Scheduled Lease (without giving effect to any extension or renewal provisions contained in such Scheduled Lease) for a period in excess of two months.

          7.10 RETENTION PLAN. Buyer and Seller agree and acknowledge that between the date hereof and the Closing Date, Seller shall be entitled to implement, or cause the Company to implement, a retention plan for key officers and employees of the Company or the Company Subsidiaries. Seller shall inform Buyer in writing prior to the implementation of such plan, and information with respect to such plan shall be included on SCHEDULE 5.01 upon implementation. Such plan shall not include or result in any liabilities or obligations of the Company or the Company Subsidiaries after the Closing.

          7.11 CERTAIN LEASES.

               (a)  With respect to that certain Master Lease, dated
February 16, 1998, between Sun Data, Inc. (now known as Solarcom) and Seller, pursuant to which various items of computer hardware and software are leased by Seller for the benefit of the Company, Buyer and Seller agree that, when the term of such Master Lease expires, Seller, Buyer and the Company shall cooperate with each other in negotiations with Solarcom concerning the amount to be paid to Solarcom (the "Solarcom Payment") on account of the items of computer hardware and software covered by the Master Lease that the Company either (i) desires to purchase for fair market value or (ii) is unable, because of loss or inability to locate, to return to Solarcom, other than items of computer hardware or software covered by the Master Lease that the books and records of the Company or any of the Company Subsidiaries, maintained in the ordinary course, reflect have been sold, donated, otherwise transferred, disposed of or destroyed after the Closing Date. Seller agrees that if, and to the extent that, the Solarcom Payment as so negotiated, exceeds Four Hundred Ten Thousand Dollars ($410,000), Seller shall promptly pay to the Company, in cash, the amount, if any, of such excess. Buyer agrees that the Company shall bear, without any right against Seller or any of its Subsidiaries for indemnity or otherwise, the first Four Hundred Ten Thousand Dollars ($410,000) of the Solarcom Payment. Buyer and Seller hereby agree that, for all purposes of this Agreement, the Master Lease is an operating lease, not a capital lease.

               (b) With respect to any lease of personal property existing on the Closing Date that is neither a Scheduled Contract nor a Subsequent Material Contract (the "Other Leases"), Buyer and Seller agree that they will apportion between Seller and the Company as follows any monies that the lease requires the Company to pay to the lessor upon the expiration of the term of such lease regardless of whether or not the leased property is returned to the lessor in good order (a "Back-end Lease Payment"). Seller agrees that if, and to the extent that, the aggregate amount of Back-end Lease Payments paid by the Company in respect of Other Leases exceeds One Hundred Thousand Dollars ($100,000), Seller shall promptly reimburse to the Company, in cash, the amount, if any, of such excess. Buyer agrees that the Company shall bear, without any right against Seller or any of its Subsidiaries for indemnity or otherwise, the first One Hundred Thousand Dollars ($100,000) of the aggregate amount of all Back-end Lease Payments in respect of Other Leases.

          7.12 CONTRIBUTION OF CAPITAL STOCK. On or prior to the Closing Date, Seller shall have contributed to the capital of the Company or such other entity as Buyer shall have identified (which such other entity must be a wholly-owned Subsidiary of Buyer) the share of capital stock of Partes Remanufacuturadas de Mexico, S.A. de C.V. owned by Seller free and clear of any Share Encumbrances.

          7.13 CERTAIN LITIGATION. Promptly after the Closing, Seller shall withdraw from the case captioned AFTERMARKET TECHNOLOGY CORP., ET AL. V. WHATEVER IT TAKES TRANSMISSION, ET AL. (U.S.D.C. W.D.Ky., Louisville Division). The parties hereto agree that the liability, if any, of Seller, Buyer and the Company to any Indemnitee with respect to any counterclaim or similar claim in such lawsuit shall be governed by Article IX, treating such counterclaim or similar claim in the same manner pursuant to Article IX as if such counterclaim or similar claim had instead been raised independently of such lawsuit.

          7.14 SHARED FACILITY LICENSES. On or prior to the Closing Date, Seller or one of its Subsidiaries, on the one hand, and the Company, on the other hand, shall enter into license agreements in respect of a portion of each of the facilities set forth on SCHEDULE 7.14. Such licenses shall terminate at the end of the sixth full calendar month following the Closing Date. The license fee payable with respect to any such license of a portion of a facility shall equal
(i) the percentage set forth on SCHEDULE 7.14 of the rental payment and other expenses provided in the lease agreement with respect to such facility or (ii) the dollar amount set forth on SCHEDULE 7.14. The other terms and conditions of the license agreements shall be commercially reasonable and mutually acceptable to Seller and Buyer. If the existence of any such license shall cause the termination of the lease with respect to the property a portion of which is the subject of such license, the Licensee Indemnitor shall indemnify the licensor against licensor's reasonable, out-of-pocket moving expenses, which shall in no event reflect any increase or decrease in the rental rate for the facility to which licensor relocates as compared with the rental rate provided in the lease so terminated. For purposes of this Section 7.14, "Licensee Indemnitor" with respect to a terminated lease shall mean: (i) Seller, if the licensee with respect to such terminated lease is a Subsidiary of Seller, and (ii) Buyer and the Company, if the licensee with respect to such terminated lease is the Company.

          7.15 PRODUCTION OF NEW CATALOG. On or before December 31, 2000 Buyer will cause the Company to produce and distribute a new "soft parts" catalog that does not contain any images that infringe the copyrights that are the subject of the Slauson Litigation (the "New Catalog") to each Person who, during the 90 days prior to the completion of the New Catalog, purchased at least $250 of goods from the Company and the Company Subsidiaries. Upon presentation of documentation reasonably acceptable to Seller, Seller will reimburse the Company for 50% of the Company's reasonable, out-of-pocket expenses paid by the Company to third parties for the production, printing and mailing of the New Catalog to such Persons. The parties estimate that the aggregate amount of such third party expenses will be between $100,000 and $150,000, of which aggregate amount Seller's reimbursement obligation shall be 50%, pursuant to the preceding sentence. Promptly upon its completion, the New Catalog shall be distributed to each such Person under cover of a letter, in form reasonably acceptable in advance to Seller,


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


requesting that such customer discard any prior "soft parts" catalogs of the Company (and its predecessors) and to use only the New Catalog in the future. If this Section 7.15 is not performed in a timely manner, Seller's Damages as a result thereof shall include, but not be limited to, any Damages that Seller incurs in the Slauson Litigation to the extent that such Damages relate to the Company's operations during the period from January 1, 2001 until the date that this Section 7.15 is satisfied.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

          8.01 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (in whole or in part) by Buyer of each of the following conditions, PROVIDED, HOWEVER, that if Buyer waives in writing the satisfaction of any of the following conditions (in whole or in part) (other than the conditions set forth in Sections 8.01(a)(iii) and 8.01(a)(iv), as to which this proviso shall not apply and for which Seller shall be liable if and to the extent provided in
Article IX) and the Closing occurs, then neither Buyer, the Company nor any of the Company's Subsidiaries shall have any claim whatsoever (whether for indemnification or otherwise) against Seller or any of its Affiliates that in any way relates to or arises out of the failure of such condition (or such part thereof) to be satisfied or out of the circumstances or events that caused the failure of such condition (or such part thereof) to be satisfied:

               (a) (i) each of the obligations of Seller hereunder required to be performed and satisfied by it on or prior to the Closing Date that is not qualified as to materiality shall have been performed and satisfied in all material respects, (ii) each of the obligations of Seller hereunder required to be performed and satisfied by it on or prior to the Closing Date that is qualified as to materiality shall have been performed and satisfied, (iii) each of the representations and warranties of Seller contained in this Agreement that is not qualified as to materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date, (iv) each of the representations and warranties of Seller contained in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (v) Buyer shall have received certificates signed by a duly authorized executive officer of Seller to the foregoing effect and to the effect that the conditions specified within this Section 8.01 have been satisfied; PROVIDED, HOWEVER, that solely with respect to clauses (iii), (iv) and (v) of this Section 8.01(a) as they apply to the representations and warranties contained in Section 3.17, "Environmental Laws" means all applicable environmental statutes, rules, regulations, ordinances and orders of any governmental entity as interpreted or in effect as of the Closing Date, including those relating to Hazardous Substances and human health and safety.

               (b) All Required Consents shall have been obtained; all applicable waiting periods with respect to such Required Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law in any material respect, without regard to the geographic scope, outside of the United States and Canada, of the noncompetition agreements contained herein. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority preventing or restraining the consummation of the Closing or the transactions contemplated hereby, limiting or adversely affecting in any material respect Buyer's ownership or control of the Company and the Company Subsidiaries or their respective businesses or imposing material Damages in respect thereto, shall be in effect, and there shall be no pending or, to the Knowledge of Buyer, threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) (i) challenging or in any manner seeking to restrict or prohibit the consummation of the Closing or the transactions contemplated hereby, or (ii) seeking to impose conditions or requirements on Buyer and its Affiliates that (A) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect upon Buyer and its Affiliates, taken as a whole and (B) apply if and only if Seller and Buyer proceed with the consummation of the Closing or the transactions contemplated hereby.

               (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Company and the Company Subsidiaries affecting the Company or any of the Company Subsidiaries that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (e) The Intercompany Accounts shall have been cancelled and/or paid in full and neither the Company nor any of the Company Subsidiaries shall have any further liability or obligation thereunder.

               (f) Buyer shall have received an opinion of Gibson, Dunn & Crutcher LLP in a form reasonably acceptable to Buyer.

               (g) As of the Closing Date, there shall exist no Liens on any assets of the Company or any of the Company Subsidiaries (other than Permitted Liens), and there shall exist no Share Encumbrances on any of the shares of capital stock of the Company or any Company Subsidiary.

               (h) Buyer shall have received evidence of the cancellation of any Indebtedness of the Company or any of the Company Subsidiaries, pledges of the stock of the Company or any of the Company Subsidiaries and security agreements related to or affecting the assets or the stock of the Company or any of the Company Subsidiary and a release of any obligations of the Company or any of the Company Subsidiaries relating thereto, including with respect to the agreements listed on SCHEDULE 8.01(h).

               (i) Seller shall have contributed to the capital of the Company or such other entity as Buyer shall have identified (which such other entity must be a wholly-owned Subsidiary of Buyer) the share of capital stock of Partes Remanufacuturadas de Mexico, S.A. de C.V. owned by Seller.

               (j) Seller and the Company shall have entered into the Supply Agreement, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit C attached hereto.

               (k) Seller and the Company shall have entered into the Services Support Agreement, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit D attached hereto.

               (l) Buyer or its Affiliates shall have received the proceeds of all debt financing necessary to consummate the transactions contemplated hereby (including payment of fees and expenses relating thereto) and provide for the reasonable ongoing working capital needs of the Company and the Company Subsidiaries on terms and conditions reasonably satisfactory to Buyer; PROVIDED, HOWEVER, that this Section 8.01(l) shall be deemed to have been satisfied if debt financing in an aggregate amount at least equal to $62,500,000 is available to Buyer on terms that are at least as favorable as those set forth in the Debt Commitment Letters or, if the Debt Commitment Letters shall not have been obtained, at least as favorable as those set forth in the term sheet provided to Seller pursuant to Section 4.08, and that, in either case, otherwise contains terms and conditions that are reasonably satisfactory to Buyer.

               (m) Buyer shall have received the Release, by Seller, of the Company and the Company Subsidiaries, under the Tax Sharing Agreement, in a form reasonably acceptable to the parties hereto.

               (n) Buyer shall have received the Release, by Aurora Capital Partners, L.P., of the Company and the Company Subsidiaries, under the Management Services Agreement, in a form reasonably acceptable to the parties hereto.

               (o) The Escrow Agreement shall have been signed and delivered by Seller and the Escrow Agent shall have received the Letter of Credit.

               (p) Buyer shall have completed, to its reasonable satisfaction, its ongoing environmental due diligence efforts.

               (q) Buyer shall have received certificates of good standing with respect to the Company from each of the states identified in SCHEDULE 3.02.

               (r) Buyer shall have received signed copies of the Amended LaSalle Master Lease Agreement and the Company Master Lease Agreement, in each case complying with the provisions of Section 5.19.

          8.02 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (in whole or in part) by Seller of each of the following conditions, PROVIDED, HOWEVER, that if Seller waives in writing the satisfaction of any of the following conditions (in whole or in part)(other than the conditions set forth in Sections 8.02(a)(iii) and 8.01(a)(iv), as to which this proviso shall not apply) and the Closing occurs, then neither Seller nor any of its Subsidiaries shall have any claim whatsoever (whether for indemnification or otherwise) against Buyer, the Company, nor any of their Affiliates that in any way relates to or arises out of the failure of such condition (or such part thereof) to be satisfied or out of the circumstances or events that caused the failure of such condition (or such part thereof) to be satisfied:

               (a) (i) each of the obligations of Buyer hereunder required to be performed and satisfied by it on or prior to the Closing Date that is not qualified as to materiality shall have been performed and satisfied in all material respects, (ii) each of the obligations of Buyer hereunder required to be performed and satisfied by it on or prior to the Closing Date that is qualified as to materiality shall have been performed and satisfied, (iii) each of the representations and warranties of Buyer contained in this Agreement that is not qualified as to materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date, (iv) each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (v) Seller shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that the conditions specified within this Section 8.02 have been satisfied.

               (b) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law in any material respect, without regard to the geographic scope, outside of the United States and Canada, of the noncompetition agreements contained herein. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority preventing or restraining the consummation of the Closing or the transactions contemplated hereby shall be in effect, and there shall be no pending or, to the Knowledge of Seller, threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) (i) challenging or in any manner seeking to restrict or prohibit the consummation of the Closing or the transactions contemplated hereby, or (ii) seeking to impose conditions or requirements on Seller or its Affiliates that (A) would, individually or in the aggregate, reasonably be expected to have a material adverse effect upon Seller and its Affiliates, taken as a whole and (B) apply if and only if Seller and Buyer proceed with the consummation of the Closing or the transactions contemplated hereby.

               (c) Seller shall have received an opinion of Dechert in a form reasonably acceptable to Seller.

               (d) Seller and the Company shall have entered into the Supply Agreement, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit C attached hereto.

               (e) Seller and the Company shall have entered into the Services Support Agreement, in a form reasonably acceptable to the parties hereto, containing the terms set forth in Exhibit D attached hereto.

               (f) Seller shall have received the release, by the Company and the Company Subsidiaries, of Seller and its Subsidiaries, under the Tax Sharing Agreements, in a form reasonably acceptable to the parties hereto.

               (g) Seller shall have received the release, by the Company and the Company Subsidiaries, of Aurora Capital Partners, L.P., under the Management Services Agreement, in a form reasonably acceptable to the parties hereto.

               (h) The waiting period provided for in the HSR Act shall have expired or early termination thereof shall have been granted.

               (i) Seller shall have received a reliance letter, addressed to the board of directors of Seller and signed by the Valuation Consultants, in form and substance reasonably satisfactory to Seller, explicitly authorizing such board of directors to rely on the solvency opinion letter (the "Solvency Opinion") attached thereto, addressed to Buyer, from the Valuation Consultants, in form and substance reasonably satisfactory to Seller, stating the Valuation Consultants' opinion that, immediately after and giving effect to the consummation of the Transactions, Buyer and its Subsidiaries on a consolidated basis are solvent. The Solvency Opinion will value the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Transactions and the associated indebtedness.

                                   ARTICLE IX
                                 INDEMNIFICATION

          9.01 AGREEMENT TO INDEMNIFY.

               (a) Subject to the limitations provided herein, Buyer and the direct and indirect subsidiaries of Buyer (including, after the Closing has occurred, the Company) (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in Section 7.05 and this
Article IX by Seller in respect of any Damages incurred by any Buyer Indemnitee (excluding consequential damages to such Buyer Indemnitee but including consequential damages suffered by a third party that have been recovered by such third party against a Buyer Indemnitee) as a result of:

                    (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation or warranty of Seller (or, prior to the Closing Date, of the Company) in this Agreement, including the schedules and exhibits hereto (it being understood and agreed that, for purposes of this Article IX only, in order to determine whether there has been any such inaccuracy, misrepresentation in or breach of or failure to perform, and in order to calculate the amount of Damages arising therefrom, the representations, warranties, covenants, agreements and obligations of Seller shall be deemed not to be qualified by any concept of "material," "materiality," "in any material respect" or "Material Adverse Effect");

                    (ii) any Environmental Liabilities with respect to, arising from or in connection with the properties identified in Exhibit H hereto;

                    (iii) any Environmental Liabilities with respect to, arising from or in connection with the properties identified in Exhibit I hereto;

                    (iv) any Environmental Liabilities with respect to, arising from or in connection with properties other than those identified in Exhibits H or I hereto.

                    (v) any liabilities or obligations of the Company or any Company Subsidiary of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Company, any Company Subsidiary or the conduct of the Business, on or prior to the Closing Date, excepting only those obligations or liabilities that:

                           (v) are reflected (and only to the extent reflected)
in the Financial Statements;

                           (w) were incurred in the ordinary course of business
after June 30, 2000 and prior to the Closing Date and are deducted (and only to the extent deducted) as liabilities in the calculation of Net Working Capital;

                           (x) are specifically disclosed (and only to the
extent specifically disclosed) in this Agreement or in the exhibits or schedules hereto (including, without limitation, all liabilities and obligations set forth in any Scheduled Contract to the extent such liabilities or obligations are due, by the terms of such Scheduled Contract, to be satisfied or performed after the Closing Date, except to the extent such obligations or liabilities result from or arise out of matters covered by Section 9.01(a) (without giving effect to Sections 9.01(b) or 9.01(c)) other than this Section 9.01(a)(v)(x));

                           (y) are specifically set forth (and only to the
extent specifically set forth) in any (1) Subsequent Material Contract (the entry into which by the Company or any Company Subsidiary has been consented to by Buyer pursuant to Section 5.01(b)) or (2) Contract existing on the Closing Date other than any Contract that (A) is a Scheduled Contract or a Subsequent Material Contract or (B) was entered into in violation of Section 5.01(b), in each case of (1) and (2) to the extent such liabilities or obligations are due, by the terms of such Subsequent Material Contract or other Contract, to be satisfied or performed after the Closing Date, except to the extent such obligations or liabilities result from or arise out of matters covered by
Section 9.01(a) (without giving effect to Sections 9.01(b) or 9.01(c)) other than this Section 9.01(a)(v)(y); or

                           (z) are described in Sections 9.01(a)(ii), (iii),
(iv) or (vii).

                    (vi) any breach of or failure to perform any covenant, agreement or obligation of Seller (or, prior to the Closing Date, of the Company) in this Agreement, including the exhibits and disclosure schedules hereto.

                    (vii) any liabilities or obligations of the Company or any of the Company Subsidiaries arising out of or related to the matters set forth on SCHEDULE 9.01.

               (b)  Notwithstanding the provisions of Section 9.01(a):

                    (i) Buyer Indemnitees may not seek indemnification from Seller under Sections 9.01(a)(i), 9.01(a)(iv) or 9.01(a)(v) unless and until the aggregate Damages of Buyer Indemnitees with respect to claims set forth in
Section 9.01(a) in the aggregate exceed $750,000 (the "Aggregate Basket"), PROVIDED, HOWEVER, that if such threshold is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all such claims in excess of such threshold;

                    (ii) Buyer Indemnitees may seek indemnification hereunder from Seller for Environmental Liabilities with respect to non-third-party claims based on voluntary investigation and/or remediation with respect to a parcel of real property described in Section 9.01(a)(iii) if, but only if, the aggregate Damages of Buyer Indemnitees with respect to such claims with respect to such parcel exceed $50,000 (each a "Mini-Basket"); PROVIDED, HOWEVER, that if such Mini-Basket is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all such claims with respect to such parcel in excess of such threshold; and PROVIDED, FURTHER, that the amount of such Damages that are not indemnifiable pursuant to this sentence shall be counted in determining whether the Aggregate Basket has been equaled or exceeded by the aggregate Damages of Buyer Indemnitees; and

                    (iii) Claims for Damages of Buyer Indemnitees resulting from: (A) Seller's fraud or willful misconduct, (B) a breach of Sections 3.01, 3.02, 3.03, 3.04 (clauses (a) and (d) only), 3.06, 3.07(a), 3.08, 3.18, 3.21 or
3.22; (C) liabilities or obligations described in Sections 9.01(a)(ii), 9.01(a)(vi) or 9.01(a)(vii)(collectively, claims described in clauses (A), (B) and (C) of this Section 9.01(b)(iii) are the "Unlimited Claims"); and (D) liabilities and obligations described in Section 9.01(a)(iii) (but only as a result of (x) non-third-party claims based on involuntary investigation and/or remediation and (y) third-party claims), shall not be subject to the Aggregate Basket nor shall Damages of Buyer Indemnitees with respect to Unlimited Claims be counted in determining whether the Aggregate Basket has been equaled or exceeded by the aggregate Damages of Buyer Indemnitees.

               (c) (i) Notwithstanding anything to the contrary provided in this Agreement, except as provided in Section 9.01(c)(ii), the aggregate liability of Seller under Section 9.01(a)(i), (iv) and (v) shall not exceed (x) $8,000,000 in cash (the "Cash Cap") and (y) shares of Series B Preferred Stock of Buyer having an aggregate stated liquidation preference of $8,000,000 ("the

Stock Cap"), payable as follows: indemnification payments by Seller under
Section 9.01(a)(i), (iv) and (v) shall be made in cash until $8,000,000 in cash in the aggregate shall have been so paid; additional indemnification payments by Seller under Section 9.01(a)(i), (iv) and (v) shall be paid, at the sole option of Seller, either in cash, in shares of Series B Preferred Stock of Buyer, or in a combination of cash and such shares, with each such share valued, solely for purposes of calculating the amount of such indemnity obligation that has been so paid, at one half of its per share stated liquidation preference. Any cash so paid at the option of the Seller as indemnity payments under Section 9.01(a)(i),
(iv) and (v) in excess of the Cash Cap shall be deemed to be a payment against the Stock Cap equal to the number of shares of Series B Preferred Stock of Buyer having an aggregate stated liquidation preference equal to twice the amount of such cash paid in excess of the Cash Cap. Indemnification payments by Seller under Section 9.01(a)(i), (iv) and (v) shall be paid by means of draws against the Letter of Credit, which shall be deemed to be a payment against the Cash Cap on a dollar-for-dollar basis, until the earlier to occur of (A) the exhaustion of the aggregate amount of the Letter of Credit by such draws or (B) the expiration or termination of the Letter of Credit in accordance with its terms. Subsequent to the earlier to occur of events (A) or (B) in the preceding sentence, indemnity payments by Seller under Section 9.01(a)(i), (iv) and (v) shall be made by Seller, until the remaining amount of the Cash Cap, and then the Stock Cap, shall have been exhausted.

                    (ii)   Notwithstanding the provisions of Section 9.01(c)(i):
(A) the Unlimited Claims and claims for Damages of Buyer Indemnitees resulting from liabilities and obligations described in Section 9.01(a)(iii) shall not be subject to any such maximum cap on the indemnification obligation of Seller and
(B) indemnification payments by Seller in respect of the Unlimited Claims and claims for Damages of Buyer Indemnitees resulting from the liabilities and obligations described in Section 9.01(a)(iii) shall not be considered or counted in applying any of the provisions of Section 9.01(c)(i) regarding calculation of the Cash Cap or the Stock Cap.

               (d) Seller and its Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Buyer and the Company in respect of any and all Damages incurred by any Seller Indemnitee (excluding consequential damages to such Seller Indemnitee but including consequential damages suffered by a third party that have been recovered by such third party against a Seller Indemnitee):

                    (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer (and, after the Closing Date, the Company) in this Agreement; or

                    (ii) to the extent resulting from or arising out of the Company's conduct of the Business after Closing as and to the extent of Damages incurred by any Seller Indemnitee resulting from or arising out of any third party claim or Proceeding (in no event to include any claim or Proceeding by any Buyer Indemnitee under this Article IX); PROVIDED, HOWEVER, that no indemnity under this Section 9.02(d)(ii) can or will exist to the extent such indemnity results from or arises out of a matter covered by Section 9.01(a) (without regard to Sections 9.01(b) or 9.01(c)).

          9.02 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

               (a) Notwithstanding Section 9.02(d), the following representations, warranties, covenants, agreements and obligations of Seller as an Indemnifying Party shall survive the Closing Date, but all rights of Buyer Indemnitees for indemnity pursuant to Article IX that arise out of or relate thereto shall expire on the 60th day following the expiration of any applicable statute of limitations, including extensions thereof: (i) any matter that is the subject of an Unlimited Claim, except Environmental Liabilities described in Sections 9.01(a)(ii) or 9.01(a)(iii); (ii) Section 3.17; (iii) any of the covenants, agreements or obligations of Seller contained in this Agreement or in the exhibits attached hereto; and (iv) claims described in Section 9.01(a)(iv). Notwithstanding Section 9.02(d), the obligation of Seller as an Indemnifying Party with respect to Environmental Liabilities described in Sections 9.01(a)(ii) and 9.01(a)(iii) shall survive the Closing Date without any time limitation whatsoever.

               (b) Notwithstanding Section 9.02(d), the following representations, warranties, covenants, agreements and obligations of Buyer and the Company as an Indemnifying Party shall survive the Closing Date, but all rights of Seller Indemnitees for indemnity pursuant to Article IX that arise out of or relate thereto shall expire on the 60th day following the expiration of any applicable statute of limitations, including extensions thereof: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer (and, after the Closing, the Company) in this Agreement arising out of fraud or willful misconduct; (ii) any material inaccuracy or material misrepresentation in or material breach of any representation or warranty made in Sections 4.01, 4.02, 4.03, 4.04 (clause (a) only), 4.05, 4.07 and 4.09 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct; and (iii) the breach or failure to perform by Buyer or the Company or any of its Subsidiaries after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the exhibits attached hereto.

               (c) The expiration of any representation, warranty, covenant, agreement or obligation pursuant to this Section 9.02 shall not relieve an Indemnifying Party of its obligation with respect to any claim of breach of such representation, warranty, covenant, agreement or obligation that is asserted by the Indemnified Party in writing prior to such expiration.

               (d) Except as expressly provided to the contrary in Sections 9.02(a), 9.02(b) or 9.02(c), the representations and warranties (but not the covenants, agreements and obligations) of any Indemnifying Party contained herein shall survive the Closing for a period of twenty (20) months after the Closing Date and each shall expire at 5:00 p.m., New York City time, on the last day of the twentieth (20th) calendar month following the Closing Date (the "Indemnification Ending Date"), and no claim of any Indemnitee in respect of any breach of any representation or warranty of any Indemnifying Party contained in this Agreement shall survive the Indemnification Ending Date and each shall expire on the Indemnification Ending Date.

          9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure prejudices the right of the Indemnifying Party to assert any reasonable defense to such claim. The Indemnifying Party shall have 30 days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnifying Party shall be deemed to have objected to such claim. If the Indemnifying Party objects to such claim in a timely manner or is deemed to have so objected, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within 30 days following such objection or deemed objection (or such additional period of time as may be mutually agreed to by such Persons), the claim may be submitted by either the Indemnifying Party or the Indemnitee immediately to arbitration pursuant to
Section 11.11.


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


          9.04 DEFENSE OF CLAIMS.

               (a) In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto or an Indemnitee, the Indemnifying Parties shall have the right, exercisable by written notice to the Indemnitee within 15 days of receipt of notice or, if later, five days prior to the date on which an answer to the complaint or similar process in such claim or Proceeding is due (as extended by the court or other tribunal), subject to
Section 9.04(b), to assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee. The parties hereto shall use all reasonable efforts to obtain one or more extensions of the date on which an answer to the complaint or similar process in such claim or Proceeding is due, in order to enable the Indemnifying Parties to determine whether they desire to exercise such right to assume such defense. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate (the cost of which shall be recoverable as indemnity from the Indemnifying Parties pursuant to Section 9.01). If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee, PROVIDED, HOWEVER, that (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business, and (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, reasonably cooperate with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04, the reasonable cost of which shall be recoverable as indemnity from the Indemnifying Parties pursuant to Section 9.01. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding, the reasonable cost of which shall be recoverable as indemnity from the Indemnifying Parties pursuant to Section 9.01.

               (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, (A) such claim or Proceeding involves a non-monetary issue or matter that, if determined adversely to the Indemnitee, will or could reasonably be expected to have a significant adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, (B) there is one or more significant legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party, (C) if reasonably requested to do so by the Indemnitee, the Indemnifying Parties shall not have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnifying Parties to satisfy the Indemnifying Party's liability for the reasonably foreseeable amount of an adverse monetary judgment that may result from such claim or Proceeding, to the extent of the amount that can be ascertained from the complaint or (D) the indemnified portion of such reasonably foreseeable amount is exceeded by the unindemnified portion thereof (conditions (A) through (D), inclusive, are, collectively, the "Litigation Conditions").

               (c) If the Indemnitee assumes the defense of any such claim or Proceeding, either initially or because one of the Litigation Conditions becomes satisfied the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding.

               (d) If the Indemnitee assumes the defense of any such claim or Proceeding, either initially or because one of the Litigation Conditions becomes satisfied and:

                    (i) the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding;

                    (ii)   such settlement proposal provides solely for either
(A) the payment of a specified amount of money at the time of settlement or (B) the payment in installments of specified amounts of money plus, if applicable, interest (the amount of such payment under clause (A) or the aggregate amount of such payments under clause (B) is the "Proposed Settlement Amount") ;

                    (iii) the Indemnitee is notified in writing by the Indemnifying Parties that the Indemnifying Parties want to accept such settlement proposal; and

                    (iv) the Indemnifying Parties covenant that they will pay, as appropriate: (A) the portion of the Proposed Settlement Amount that both (1) exceeds the Aggregate Basket, if applicable to Indemnitee and such claim or Proceeding, taking into account all previous Damages that Buyer and Seller reasonably agree have been incurred by Buyer Indemnitees and would have been indemnified pursuant to Section 9.01(a), but for the provisions of Section 9.01(b), and (2) is less than the aggregate of the remaining portion of the Cash Cap and the Stock Cap, if applicable to Indemnitee and such claim or Proceeding, taking into account all previous indemnity payments by the Indemnifying Parties pursuant to Sections 9.01(a)(i), (iv) and (v) (the portion of the Proposed Settlement Amount that satisfies both clause (1) and clause (2), above, is the "Indemnifiable Amount"), if the Indemnifiable Amount exceeds the remaining portion of the Proposed Settlement Amount (the "Unindemnifiable Amount"); or (B) one-half of the Proposed Settlement Amount (the "Half Amount"), if the Unindemnifiable Amount equals or exceeds the Indemnifiable Amount, then the liability of the Indemnifying Parties with respect to such claim or Proceeding shall be determined as follows:

                    (x) If the claim or Proceeding is so settled in accordance with the proposed settlement, the Indemnifying Parties shall be liable for the Indemnifiable Amount or the Half Amount, as determined in accordance with the covenant in Section 9.04(d)(iv), if, but only if, such amount is paid at settlement; PROVIDED, HOWEVER, that if the Proposed Settlement Amount is as described in Section 9.04(d)(ii)(B), the Indemnifiable Amount or the Half Amount, as appropriate, shall be payable by the provision at the time of settlement by the Indemnifying Party to the Indemnitee of cash, an annuity policy reasonably satisfactory to the Indemnitee or similar means reasonably satisfactory to the Indemnitee sufficient to make, when due, the installment payments plus, if applicable, interest, in an aggregate amount equal to the Indemnifiable Amount or the Half Amount, as appropriate.

                    (y) If the claim or Proceeding is not so settled in accordance with the proposed settlement, and such claim or Proceeding is ultimately resolved (by final judgment, arbitration order or settlement) for an amount (the "Final Amount") in excess of the Proposed Settlement Amount, the Indemnifying Parties shall be liable for the Indemnifiable Amount if, but only if, such amount is paid at the time the claim or Proceeding is ultimately resolved; PROVIDED, HOWEVER, that if the Final Amount is as described in Section 9.04(d)(ii)(B), the Indemnifiable Amount shall be payable by the provision at the time of settlement by the Indemnifying Party to the Indemnitee of cash, an annuity policy reasonably


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satisfactory to the Indemnitee or similar means reasonably satisfactory to the
Indemnitee sufficient to make, when due, the installment payments plus, if applicable, interest, in an aggregate amount equal to the Indemnifiable Amount; and

                    (z) If the claim or Proceeding is not so settled in accordance with the proposed settlement, and the Final Amount is less than the Proposed Settlement Amount, the Indemnifying Parties shall be liable for: (1) a proportion of the Final Amount equal to the proportion of the Proposed Settlement Amount represented by the Indemnifiable Amount, if the Indemnifiable Amount exceeded the Unindemnifiable Amount, as originally calculated above or
(2) one half of the Final Amount, if the Unindemnifiable Amount equaled or exceeded the Indemnifiable Amount, as originally calculated above; PROVIDED, HOWEVER, that if the Final Amount is as described in Section 9.04(d)(ii)(B), the amount described in clause (1) or in clause (2) of this Section 9.04(d)(z), as appropriate, shall be payable by the provision at the time of settlement by the Indemnifying Party to the Indemnitee of cash, an annuity policy reasonably satisfactory to the Indemnitee or similar means reasonably satisfactory to the Indemnitee sufficient to make, when due, the installment payments plus, if applicable, interest, in an aggregate amount equal to the amount described in clause (1) or in clause (2) of this Section 9.04(d)(z), as appropriate.

Notwithstanding the foregoing, the Indemnifying Parties shall not have the rights set forth in Sections 9.04(c) or 9.04(d) if either (a) the Indemnifying Parties shall have had the right to assume such defense (and Indemnitee shall have acknowledged in writing at such time that the Indemnifying Parties had such right) and shall have failed to exercise such right or (b) the Indemnifying Parties shall have assumed such defense but shall have failed diligently to defend such claim or Proceeding.

               (e) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate, PROVIDED, HOWEVER, that such settlement expressly releases the Indemnifying Parties from any further liability to such third party with respect to the claim. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner. If the Indemnifying Parties have assumed the defense of such claim or Proceeding as provided in this Section 9.04, the Indemnifying Parties will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if one or more of the Litigation Conditions becomes satisfied or if the Indemnifying Party fails diligently to defend such claim or Proceeding, the Indemnitee may assume its own defense, and the Indemnifying Parties will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

               (f) The right of an Indemnifying Party to assume the defense of any claim or Proceeding shall be conditioned on such Indemnifying Party agreeing in writing that, as between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be obligated to satisfy and discharge any judgment, arbitration award or settlement resulting from such claim or Proceeding, subject
(i) to the limitations set forth in Sections 9.01(b) and 9.01(c), as modified by
Section 9.04(g) and (ii) to the automatic voiding of such agreement and undertaking if (A) Indemnitee assumes its own defense because one or more of the Litigation Conditions becomes satisfied or (B) the Indemnifying Party validly exercises its right to terminate its defense of such claim or Proceeding, as set forth in the following sentence. If the Indemnifying Parties assume the defense of any claim or Proceeding pursuant to Section 9.04(a) and the Indemnifying Parties subsequently determine in good faith that the claim or Proceeding is not one for which indemnity is provided pursuant to this Article IX, the Indemnifying Parties shall give


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reasonable notice thereof in writing to the Indemnitee (but in no event less than thirty (30) days' prior written notice) prior to termination of the Indemnifying Parties' defense of such claim or Proceeding; PROVIDED, HOWEVER, that the Indemnifying Parties may not terminate such defense more than one (1) year after the date on which the Indemnifying Parties assumed such defense. If the Indemnifying Parties shall have assumed such defense and shall subsequently have given such notice of termination, then, in any subsequent proceeding by the Indemnitee to obtain indemnification from the Indemnifying Parties pursuant to
Section 9.01(a) or Section 9.01(d), as appropriate, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that the Indemnitee is not entitled to indemnification pursuant to Section 9.01(a) (taking into account the provisions of Sections 9.01(b), 9.01(c) and 9.04(g)) or
Section 9.01(d), as appropriate; and the burden of proof in respect of the amount of Damages for which such indemnity, if any, shall be paid shall also be so shifted to the Indemnifying Parties.

               (g) If Seller has assumed the defense of any claim or Proceeding and either (i) Seller has continued to control such defense through and including the time such claim or Proceeding is ultimately resolved (by final judgment, arbitration order or settlement), or (ii) Seller has terminated such defense but it is ultimately determined in an arbitration proceeding in accordance with Section 11.11 among Seller and the Buyer Indemnitees that the claim or Proceeding was one for which indemnity is provided pursuant to this
Article IX, then, in either case (i) or case (ii), Seller's aggregate liability with respect to the amount, if any, of such final judgment, arbitration order or settlement payable by the Buyer Indemnitees shall be determined as follows:

                    (x) if the amount of such final judgment, arbitration order or settlement payable by the Buyer Indemnitees (the "Ultimate Amount") is less than or equal to the aggregate of the remaining portion of the Cash Cap and the Stock Cap, taking into account all previous indemnity payments by Seller pursuant to Sections 9.01(a)(i), (iv) and (v) (the "Unused Cap"), the Seller's liability under this Article IX with respect to such claim or Proceeding shall equal the greater of (1) the portion of the Ultimate Amount for which Seller would be liable pursuant to this Article IX (including, without limitation, Section 9.01(b), taking into account all previous Damages that Buyer and Seller reasonably agree have been incurred by Buyer Indemnitees and would have been indemnified pursuant to Section 9.01(a), but for the provisions of Section 9.01(b)) and (2) one-half of the Ultimate Amount; and

                    (y) if the Ultimate Amount is greater than the Unused Cap, the Seller's liability under this Article IX with respect to such claim or Proceeding shall equal the sum of:

                         (1) the portion of the Ultimate Amount that both (A)
exceeds the Aggregate Basket, if applicable to such claim or Proceeding, taking into account all previous Damages that Buyer and Seller reasonably agree have been incurred by Buyer Indemnitees and would have been indemnified pursuant to
Section 9.01(a), but for the provisions of Section 9.01(b), and (B) is less than the Unused Cap; plus

                         (2) one-half of the amount by which the Ultimate Amount
exceeds the Unused Cap.

          9.05 SUBROGATION.

               (a) To the extent that Seller shall pay any amounts as indemnification to the Buyer Indemnitees pursuant to Article IX, the parties hereto expressly agree that the Seller shall be subrogated to the rights of the Buyer Indemnitees against any Person (other than the Company or any Company Subsidiary) that is or was a party to any of the agreements set forth on
SCHEDULE 9.05 (each, a "Former Seller") with respect to any claims ("Subrogation Claims") as to which any Buyer Indemnitee could have a claim for indemnification against any Former Seller under any such agreement that arise out


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of, or are otherwise related to, the facts, circumstances, issues or matters giving rise to Damages for which the Buyer Indemnitees would be entitled to indemnity pursuant to Section 9.01(a), but for the provisions of Section 9.01(b). In addition, the Seller shall be subrogated to any Subrogation Claims that any Buyer Indemnitee may have against any Former Seller under such agreements that arise out of, or are otherwise related to, the facts, circumstances, issues or matters giving rise to Damages for which the Buyer Indemnitees would be entitled to indemnity pursuant to Section 9.01(a), but for the provisions of Section 9.01(b).

               (b) If the amount of indemnification paid by the Seller in respect of Buyer Indemnitees' claims pursuant to Article IX shall have been reduced by reason of the application of Section 9.01(b), the Buyer Indemnitees shall be entitled to receive and retain all amounts recovered from Former Sellers in respect of such Subrogation Claims until such Buyer Indemnitees shall have recovered the amount of such reduction in full and all reasonable fees, costs and expenses incurred in connection with asserting such claims against Former Sellers. Any such recovery (net of such fees, costs and expenses) shall have the effect of restoring the threshold set forth in Section 9.01(b) and the amount of indemnity payable by the Seller shall be recalculated after giving effect to such restoration. If by reason of such recalculation the Seller has paid more indemnity to the Buyer Indemnitees than it was obligated to pay, the Buyer Indemnitees shall promptly pay such excess to the Seller.

               (c) In addition, to the extent that the Buyer Indemnitees are not fully indemnified by Seller in respect of any claim for indemnification under Article IX by reason of limitation set forth in Section 9.01(c), the Buyer Indemnitees shall be entitled to receive and retain all amounts recovered from Former Sellers in respect of such Subrogation Claims after the Seller shall have recovered from Former Sellers all amounts of indemnity paid to the Buyer Indemnitees in respect of the Buyer Indemnitees' claims and all reasonable fees, costs and expenses incurred by Seller in connection with asserting such claims against Former Sellers.

               (d) Seller shall be entitled to prosecute in the name of the relevant Buyer Indemnitee, and control the prosecution of, any Subrogation Claims at its expense; and the Buyer Indemnitees shall be entitled to participate in, but not control, the prosecution of any Subrogation Claims at their own expense, subject to the right set forth in Section 9.05(b) to recover their reasonable fees, costs and expenses incurred in connection with asserting such Subrogation Claims if the amount of indemnification paid by the Seller in respect of Buyer Indemnitees' claims pursuant to Article IX shall have been reduced by reason of the application of Section 9.01(b). Buyer, the Company and the Company Subsidiaries shall reasonably cooperate with Seller's exercise of its right of subrogation set forth in this Section 9.05. Any legal counsel retained by the Seller for purposes of prosecuting any such Subrogation Claim must be reasonably acceptable to the Buyer Indemnitees.

               (e) If Seller exercises its right of subrogation set forth in this Section 9.05, Seller shall indemnify each and every Buyer Indemnitee against any counterclaims (or similar claims made after Seller asserts such Subrogation Claim) by a Former Seller against the Company or any Company Subsidiaries if the facts or circumstances giving rise to such counterclaim (or similar claim) occurred prior to the Closing Date; PROVIDED, HOWEVER, that limitations that would otherwise apply to such indemnification pursuant to Sections 9.01(b), 9.01(c) and Section 9.02 shall not apply to such indemnification.

                                    ARTICLE X
                                   TERMINATION

          10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:


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               (a)  by mutual written agreement of all of the parties hereto;

               (b) by a party at any time following the expiration of 15 days from the date that such party has given notice to another party of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by the recipient of such notice contained in this Agreement that, if not cured prior to the Closing Date, would give the notifying party grounds not to close under Section 8.01 or Section 8.02, as applicable, when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which the notifying party shall have given notice previously pursuant to this clause (b); PROVIDED, HOWEVER, that no termination under this clause (b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 15-day period;

               (c) by a party at any time following the expiration of 15 days from the date that such party has given written notice to another party of the failure by recipient of such notice to perform and satisfy in any material respect any of its material obligations under this Agreement required to be performed and satisfied by him or it on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of the recipient of such notice under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 15-day period;

               (d) by any party hereto, if the Closing shall not have been consummated by the Outside Date; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (d) if the Closing shall not have been consummated within such time period by reason of the other party's Closing conditions contained in Section 8.01(a)(i) - (v) or Section 8.02(a)(i) -
(v), as appropriate, not having been satisfied or waived; or

               (e) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

               (f) by Buyer, on or prior to September 13, 2000, if on or prior to September 8, 2000, Buyer becomes aware of any event, occurrence, development or state of circumstances or facts or change in the Company and the Company Subsidiaries affecting the Company or any of the Company Subsidiaries that represents a modification to or correction or clarification of the information provided by Seller and its representatives to Buyer and its representatives during Buyer's due diligence in connection with this Agreement which is material to the business, the condition (financial or otherwise) or the results of operations of the Company and the Company Subsidiaries taken as a whole; PROVIDED, HOWEVER, that the provisions contained in this Section 10.01(f) shall in no way affect the requirement that the closing condition contained in Section 8.01(p) be satisfied or waived by Buyer.

               (g) by Buyer, on or prior to September 25, 2000, if on or prior to September 21, 2000, Buyer shall not have received a letter from The Chase Manhattan Bank (the "Agent"), in form and substance reasonably satisfactory to Buyer, to the effect that (i) the Consent will be sent by the Agent to the Banks, (ii) The Chase Manhattan Bank will notify the Banks that it, in its capacity as a Bank, has approved the Consent and (iii) the Consent will be in full force and effect once it has been executed by Banks holding more than 50% of the sum of (x) the aggregate unpaid principal amount of the term loans then outstanding under the Credit Facility and (y) the aggregate obligation then in existence of the Banks to make revolving loans and issue or participate in letters of credit under the


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Credit Facility. As used herein (A) "Banks" means the banks and other financial institutions that are then lenders under the Credit Facility, (B) "Consent" means the agreement, a copy of which will be attached to the Agent's letter, setting out the consent of the Banks to the sale of the capital stock of the Company pursuant to this Agreement and the conditions that Seller must satisfy in order to obtain the Banks' release of (1) their Liens on the assets of the Company and the Company Subsidiaries and (2) their pledge of the capital stock of the Company and the Company Subsidiaries, and (C) "Credit Facility" means the term loan and revolving loan facilities under the Amended and Restated Credit Agreement dated as of March 6, 1998 among Seller, the lenders from time to time parties thereto and the Agent (as the same may be amended or replaced from time to time).

               (h) by Seller, on or prior to October 2, 2000, if, on or prior to September 28, 2000, Buyer shall not have delivered to Seller debt financing commitment letters, in form and substance reasonably satisfactory to Seller, in full force and effect as of the date such letters are delivered to Seller and for a period running through and including the earlier to occur of the Closing Date and the Outside Date, pursuant to which the Persons issuing such letters have agreed to provide an aggregate of $62,500,000 of debt financing in connection with the transactions contemplated hereby (the "Debt Commitment Letters").

               (i) by Seller, on or prior to September 13, 2000, if, on or prior to September 8, 2000, Seller shall not have received evidence reasonably satisfactory to Seller that the condition set forth in clause (c)(I) of the second sentence of the second paragraph of the Equity Commitment Letter has been satisfied.

          10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to the other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach notwithstanding such termination. The provisions of Sections 5.04, 6.01, 6.06, 7.03, 10.02, 11.01, 11.02, 11.03,
11.05, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Article X.

                                   ARTICLE XI
                                  MISCELLANEOUS

          11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing (whether or not any particular provision of this Agreement states that notice applicable to such provision must be in writing) and shall be deemed duly given (i) when delivered by personal delivery, (ii) two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) the day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, or (iv) once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above:


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


                         If to Seller:

                                    Aftermarket Technology Corp.
                                    One Oak Hill Center, Suite 400
                                    Westmont, Illinois  60559
                                    Telecopier No:  (630) 455-2621
                                    Attn:  Joseph Salamunovich, Esq.

                                    with a copy to:

                                    Gibson, Dunn & Crutcher LLP
                                    333 South Grand Avenue
                                    Los Angeles, CA  90071
                                    Telecopier No:  (213) 229-6979
                                    Attn:  Bruce D. Meyer, Esq.

                         If to Buyer:

                                    ATCDG Acquisition Corp., Inc.
                                    c/o The Riverside Company
                                    630 Fifth Avenue, Suite 1530
                                    New York, NY  10111
                                    Telecopier No: (212) 265-6478
                                    Attn:  Mr. Robert J. Fitzsimmons

                                    with a copy to:

                                   Dechert
                                   4000 Bell Atlantic Tower
                                   1717 Arch Street
                                   Philadelphia, PA  19103-2793
                                   Telecopier No:  (215) 994-2222
                                   Attn:  David E. Schulman, Esq.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          11.02 AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or


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subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Without limiting the generality of the foregoing, Seller shall pay all legal, accounting and other fees and expenses incurred by Seller, the Company or any of the Company Subsidiaries prior to the Closing Date in connection with the negotiation, execution, delivery and performance of this Agreement.

          11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld, except that Buyer may collaterally assign this Agreement to its lenders without the approval of Seller.

          11.05 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York.

          11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.07 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.08 CONSTRUCTION. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

          11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.


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          11.10 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

          11.11 ARBITRATION OF CLAIMS.

               (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under
Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Chicago, Illinois. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (c) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

               (d) Neither any provision of, nor the exercise of any rights under, this Section 11.11 shall limit the right of any party to seek and obtain provisional or ancillary remedies, such as injunctive relief, from any court having jurisdiction before, during or after the pendency of any arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party to submit a dispute, controversy or claim to arbitration under this Section. The interpretation and construction of this Section 11.11 shall be governed by Title 9 of the United States Code, as the same may from time to time be amended or recodified, notwithstanding the choice of law set forth in Section 11.05 hereof.


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          11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         AFTERMARKET TECHNOLOGY CORP.:


                                         By: /s/ Joseph Salamunovich
                                             ---------------------------------
                                             Joseph Salamunovich, Vice President



                                         ATCDG ACQUISITION CORP., INC.


                                         By: /s/ Robert Fitzsimmons
                                             ---------------------------------
                                             Robert Fitzsimmons, President


                                       68

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

                                    EXHIBITS
Exhibit A....................................................Example of Net Working Capital Calculation
Exhibit B....................................................Terms of Series B Preferred Stock of Buyer
Exhibit C.....................................................................Terms of Supply Agreement
Exhibit D...........................................................Terms of Services Support Agreement
Exhibit E..........................................................................Financial Statements
Exhibit F......................................................................Form of Escrow Agreement
Exhibit G......................................................................Intentionally Left Blank
Exhibit H...................................................Retained Environmental Liability Properties
Exhibit I...................................Certain Limited Retained Environmental Liability Properties

                                    SCHEDULES

Schedule 1.01.......................................................Net Working Capital Excluded Assets
Schedule 1.02..................................................Net Working Capital Excluded Liabilities
Schedule 1.03...................................................Specifically Identified Permitted Liens
Schedule 3.01........................................................................Share Encumbrances
Schedule 3.02.....................................................Company Qualifications to Do Business
Schedule 3.06(a)...................................................................Company Subsidiaries
Schedule 3.06(b)..................................................Capital Stock of Company Subsidiaries
Schedule 3.07...........................................................Sufficiency and Title to Assets
Schedule 3.08.....................................................................Capital Stock Matters
Schedule 3.10................................................................Absence of Certain Changes
Schedule 3.11(a)...................................................................Leased Real Property
Schedule 3.11(b)...............................................................Personal Property Leases
Schedule 3.12................................................................................Litigation
Schedule 3.13.......................................................................Scheduled Contracts
Schedule 3.14.........................................................................Required Consents
Schedule 3.15...........................................................Compliance with Applicable Laws
Schedule 3.16........................................................................Insurance Policies
Schedule 3.17(a)-(f)..............................................................Environmental Matters
Schedule 3.18.............................................................................Benefit Plans
Schedule 3.19..............................................................Labor and Employment Matters
Schedule 3.20.....................................................................Intellectual Property
Schedule 3.22...............................................................................Tax Matters
Schedule 3.23................................................................Related Party Transactions
Schedule 4.03...............................................................Governmental Authorizations
Schedule 5.06.........................................................................Required Consents
Schedule 5.09.......................................................Directors and Officers Resignations
Schedule 7.07......................................................................................Logo
Schedule 7.08...........................................................Leases to be Retained by Seller
Schedule 7.09..........................................................................Lease Guaranties
Schedule 7.14.........................................................................Shared Facilities
Schedule 8.01(h)..........................................Guaranties and Other Evidence of Indebtedness
Schedule 9.01.......................................................Certain Liabilities and Obligations
Schedule 9.05................................................................Former Purchase Agreements